As Filed With the Securities and Exchange Commission on ______________, 2002
                          Registration No. 333-68098

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                         Post-Effective Amendment No. 1

                             Registration Statement
                        Under the Securities Act of 1933

                                  MarketU Inc.
    (Name of Small Business Company as Specified In Its Charter as Amended)

          Nevada                      6531                    98-0173359
 (State of Incorporation)       (Primary Standard          (I.R.S. Employer
                            Industrial Classification     Identification No.)
                                  Code Number)

                        20145 Stewart Crescent, Suite 101
                          Maple Ridge, British Columbia
                                 Canada V2X 0T6
                                 (604) 460-7634
               --------------------------------- ---------------
             (Address and telephone number of Registrant's principal
               executive offices and principal place of business)

                                 Kenneth Galpin
                        20145 Stewart Crescent, Suite 101
                          Maple Ridge, British Columbia
                                 Canada V2X 0T6
                                 (604) 460-7634
               --------------------------------- ---------------
            (Name, address and telephone number of agent for service)

       Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

               Approximate date of proposed sale to the public: from time to time after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [X]

The prospectus which forms a part of this registration statement also relates to the securities registered by means of a prior registration statement on Form SB-2 (Commission File # 333-52940).

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------
                                                     Proposed
Title of Each                        Proposed         Maximum
  Class of        Amount to be       Maximum         Aggregate        Amount of
 Securities        registered     Offering Price   Offering Price  Registration
to be Offered                     per Share (2)                        Fee (3)
--------------------------------------------------------------------------------
Common Stock        1,655,000 (1)       $0.20           $331,000           $85
--------------------------------------------------------------------------------

(1)  Shares are offered by selling shareholders.
(2) Estimated solely for the purpose of determining the registration fee. Calculated pursuant to Rule 457(c) under the Securities Act, on the basis of the average bid and ask price of MarketU's common stock on August 15, 2001.
(3) The prospectus which forms a part of this registration statement also relates to 13,166,710 shares of common stock previously registered by means of a registration statement on Form SB-2 (Commission File # 333-52940). A filing fee of $970 was paid when this prior registration statements was filed.

In the event of a stock split, stock dividend or similar transaction involving common stock of MarketU, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) of the Securities and Exchange Commission.

MarketU hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until MarketU shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                  MarketU Inc.
                        14,581,810 shares of Common Stock

This prospectus relates to the sale of common stock by MarketU shareholders who either own or have the right to acquire shares of the common stock of MarketU Inc. These persons are sometimes referred to in this prospectus as the selling shareholders. The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices related to the then-current market price or at negotiated prices. MarketU will not receive any proceeds from the sale of the shares by the selling shareholders.

MarketU's common stock is quoted on the OTC:BB under the symbol "MKTU". The closing bid and ask prices of MarketU's common stock on February __, 2002 were $____ and $____ respectively.

The securities offered by this prospectus are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page six of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.



















              The date of this prospectus is _____________, 2002

                               PROSPECTUS SUMMARY

BUSINESS

MarketU provides a service which allows a homebuyer or seller wanting to purchase or sell a property or residence in another city to locate a realtor to assist in the real estate transaction. MarketU's services are primarily designed for a residential customer who is relocating to another area and needs realtor assistance with buying a residence in the new area and/or selling their current home. In most cases, the potential customer is not familiar with realtors in the city where the customer plans to relocate. MarketU's referral services are available through its MOSTREFERRED.COM(TM) and related websites, or by phoning a 1-800-414-5655 hotline.

The Offering

This prospectus relates to the sale of shares of MarketU's common stock:

o held by shareholders who either purchased the shares from MarketU in private offerings or received the shares for services provided to MarketU,
o held by shareholders who received shares in exchange for the cancellation of options previously issued by MarketU,
o held by former shareholders of AMRR.com, Inc. who received the shares in exchange for shares of MarketU's common stock,
o issuable upon the exercise of warrants or options which were previously issued by MarketU, and
o     issuable upon the exchange of MarketU's Series A Preferred stock.

The owners of the common stock described above, the holders of the warrants and options, to the extent they exercise the warrants or options, and the holders of the Series A Preferred stock, to the extent they exchange the Series A Preferred shares for shares of common stock, are referred to in this prospectus as the selling shareholders.

If all warrants and options held by the selling shareholders are exercised, MarketU will receive approximately $972,000, which will be used to fund MarketU's operations. MarketU will not receive any proceeds from the conversion of the Series A Preferred stock or from the sale of the shares by the selling shareholders.

As of January 31, 2002, MarketU had 10,711,684 outstanding shares of common stock. Assuming all warrants and options held by the selling shareholders are exercised and all Series A and Series B Preferred shares are converted into shares of common stock, there will be 18,742,578 shares of common stock issued and outstanding. The number of outstanding shares before and after this offering does not give effect to shares which may be issued upon the exercise and/or conversion of other options, warrants or convertible securities issued by MarketU.

Risk Factors

An investment in MarketU's common stock involves risks due in part to prior operating losses, the limited market for MarketU's common stock, and competition in the real estate industry.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to MarketU's future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expects," "anticipates," "intends," and "plans" and similar expressions. MarketU's actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.


                                  Risk Factors

Prospective investors should be aware that ownership of MarketU's common stock involves risks which could depress the value of their shares. MarketU does not make, nor has it authorized any other person to make, any representations about the future market value of MarketU's common stock.

The securities offered should be purchased only by persons who can afford to lose their entire investment. Prospective investors should read this entire prospectus and carefully consider, among others, the following risk factors in addition to the other information in this prospectus prior to making an investment.

MarketU has suffered losses in the past and may never become profitable

MarketU incurred a net loss of $(85,891) for the three months ended October 31, 2001 and incurred a net loss of $(823,572) for the year ended July 31, 2001. From the date of its formation through October 31, 2001, MarketU incurred net losses of approximately $(1,249,728). MarketU expects to incur net losses for the foreseeable future and MarketU may never be profitable.

MarketU is dependant on additional financing to expand its operations. If adequate funds are not available when required or on acceptable terms, MarketU may be required to alter its business plans and delay or scale back its sales and marketing efforts which, in turn, would result in a decline in MarketU's revenues.

This offering is being made on behalf of shareholders of MarketU. MarketU will not receive any proceeds from the sale of the shares offered by the selling shareholders. MarketU needs additional capital to advance its business and marketing plans. Since the cash generated from MarketU's operations may not be sufficient to fund these activities, MarketU may need additional financing through private financings, debt or equity offerings or collaborative arrangements with others. Any equity offering will result in dilution of the ownership interest of MarketU's shareholders and may result in a decline in the price of MarketU's common stock. The auditor's report with respect to MarketU's financial statements for the fiscal year ended July 31, 2001 includes an explanatory paragraph on these conditions that places substantial doubt about MarketU's ability to continue as a going concern. These financial statements do not include any adjustment as a result of this uncertainty.

MarketU's services are dependent on the use of the Internet and any interruptions, delays or capacity problems experienced on the Internet or with telephone connections would adversely affect MarketU's ability to operate.

By way of example, MarketU's revenues during the quarter ended October 31, 2000 were less than MarketU's revenues during the comparable quarter in 1999 due to technical problems experienced during the summer of 2000. These technical problems included software failures that resulted in MarketU being unable to view customer information by means of its websites, and website server hardware failures that caused MarketU's websites to be unavailable to its customers for significant periods of time.

MarketU may not be able to protect its intellectual property

MarketU considers the methods it uses to survey realtors for potential membership in its program to be proprietary. Since these survey methods are not patented, MarketU relies primarily on a combination of copyright, trademark and trade secret laws and confidentiality procedures to protect its survey methods. It is possible that others may independently develop superior survey methods or obtain access to MarketU's survey methods. Monitoring and identifying unlawful use of MarketU's technology may prove difficult, and the cost of litigation may prevent MarketU from prosecuting any unauthorized use of its technology.

Government regulation and legal uncertainties could impair the growth of the Internet and decrease demand for MarketU's services or increase its cost of doing business

Although there are currently few laws and regulations directly applicable to the Internet, a number of laws have been proposed involving the Internet, including laws addressing user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for online email may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business by means of the internet. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services which could decrease the demand for MarketU's services and increase the cost of doing business, or otherwise harm MarketU's business and operating results. Moreover, the applicability of existing laws to the Internet relating to property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.

The limited public market for MarketU's common stock may limit the ability of shareholders to sell their shares.

MarketU's common stock is quoted on the OTC Bulletin Board and there has been only a limited public market for MarketU's common stock. An active trading market for MarketU's stock may not develop and purchasers of the shares offered by this prospectus may not be able to resell their securities at prices equal to or greater than the price paid for these shares. The market price of MarketU's common stock may decline as the result of announcements by MarketU or its competitors, variations in MarketU's results of operations, and market conditions in the real estate and Internet industries in general.

Rules of the Securities and Exchange Commission concerning low priced securities may limit the ability of shareholders to sell their shares.

MarketU's common stock is subject to Rule 15g-9 of the Securities and Exchange Commission which regulates broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security are provided by the exchange or system. The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level or risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and if the broker/dealer is the sole market-maker, the broker/dealer must disclose this fact and the broker/dealer's presumed control over the market. This information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. The bid and offer quotations, and the broker/dealer and its salesperson compensation information, must be given to the customer in writing before or with the customer's confirmation. The broker/dealer must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. Monthly statements must be sent by the broker/dealer to the customer disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These disclosure requirements may reduce the level of trading activity in the market for MarketU's common stock and may limit the ability of investors in this offering to sell MarketU's common stock in the secondary market.

The issuance of additional shares of common stock could cause the price of MarketU's common stock to decline

MarketU has options, warrants and preferred stock outstanding, the exercise or conversion of which could result in the issuance of 8,590,894 additional shares of common stock. To the extent these shares are issued, the percentage of common stock held by existing common stockholders will be reduced. In addition the exercise of any or all of the options or warrants might result in further dilution of the net tangible book value of the existing stockholders' shares. If the market price of MarketU's common stock is above the exercise price of an option or warrant the holders of the option or warrant may exercise the warrant or option, in which case MarketU would be required to sell its shares at below market prices, further diluting the interests of other shareholders.

The shares offered by this prospectus may depress the price of MarketU's common stock.

By means of this prospectus 55 selling shareholders of MarketU are offering to sell 14,581,810 shares of MarketU's common stock. The sale of these shares, or their potential for sale, in the public market may cause the price of MarketU's common stock to decline.

              Management's Discussion And Analysis Of Financial
                       Condition And Results Of Operations

On April 28, 2000, MarketU acquired all of the issued and outstanding shares of Home Finders Realty Ltd. and Most Referred Real Estate Agents Inc., collectively referred to as "Home Finders Realty" or "Most Referred (TM) Real Estate Agents". MarketU completed this transaction by issuing 4,500,000 voting Series A Preferred shares, and by a wholly owned subsidiary issuing 4,500,000 preferred shares, to the shareholders of Home Finders Realty. One Series A Preferred share together with one preferred share of MarketU's subsidiary may at any time be exchanged for one share of MarketU's common stock.

Prior to the acquisition of Home Finders Realty, MarketU had conducted only limited operations, had assets of approximately $149,000 and approximately $66,000 in liabilities. The business of MarketU is now that which was being conducted by Home Finders Realty. For financial reporting purposes the acquisition was originally accounted for as a recapitalization of Home Finders Realty, as discussed in MarketU's 10-KSB filed on November 22, 2000. In late April 2001, the staff of the Securities and Exchange Commission (SEC) advised MarketU that as the former shareholders of the Canadian subsidiaries, which entities were under common control, held only 47.4% of MarketU immediately after the transaction and, notwithstanding the fact that MarketU's sole business activity was that of the Canadian subsidiaries, recapitalization accounting treatment was not, in the SEC's view, appropriate, and required that the transaction be accounted for as a business combination utilizing the purchase method with MarketU identified as the acquirer. The acquired Canadian subsidiaries were Home Finders Realty Ltd. and Most Referred Real Estate Agents Inc.

The financial date presented below should be read in conjunction with the more detailed financial statements and related notes which are included elsewhere in this prospectus.

The summary statement of operations for MarketU for the three months ended October 31, 2001 (unaudited), the years ended July 31, 2001 and 2000, as well as the pro forma statement of operations for July 31, 2000 giving effect to the acquisition of Home Finders Realty as if it had occurred at the beginning of fiscal 2000, follows. The acquisition of AMRR has been omitted from the pro forma information as AMRR's operations were insignificant.



                    Three Months
                        Ended        Three Months                               Year ended
                       October       Ended October                 Year Ended  July 31, 2000
                      31, 2001          31, 2000      Year Ended     July 31,    Pro forma
                    (Unaudited)       (Unaudited)    July 31, 2001    2000      (Unaudited)
                    ------------    -------------    ------------- ----------   ------------

Revenue
 Membership             $ 40,702        $ 82,416      $  226,820   $  86,100      $  378,656
 Referral fees           164,877          66,183         433,198      94,563         232,454
 Other                     7,982             507          20,096       3,397           4,745
                      ----------     -----------     -----------  ----------      ----------
                         213,561         149,106         680,114     184,060         615,855
Cost of sales            121,859          95,910         407,739      73,973         275,941
                      ----------     -----------     -----------  ----------      ----------
Gross margin              91,702          53,196         272,375     110,087         339,914


General and              170,301         136,395         761,398     222,792         672,761
administrative
Expenses

Amortization of            7,292          85,214         334,549      83,007         339,592
goodwill              ----------     -----------     -----------  ----------      ----------
and intangibles          177,593         221,609       1,095,947     305,799       1,012,353
                      ----------     -----------     -----------  ----------      ----------
                       $ (85,891)     $ (168,413)     $ (823,572)  $(195,712)    $  (672,442)
Net loss              ==========     ===========     ===========  ==========      ==========
Net loss per           $   (0.01)     $    (0.02)     $    (0.07)  $   (0.03)    $     (0.11)
share, basic and      ==========     ===========     ===========  ==========      ==========
diluted




Balance sheet information:


                             October 31, 2001    July 31, 2001     July 31, 2000
                             ----------------    --------------    -------------
                               (unaudited)

Current Assets                 $   85,048         $   99,309         $   49,710
Total Assets                    1,000,789            960,342          1,095,686
Current liabilities               322,240            291,906            309,908
Total liabilities                 322,240            291,906            309,908
Working Capital Deficit          (237,192)          (192,597)          (257,198)
Stockholders' Equity              678,549            668,436            788,778

Three Months Ended October 31, 2001 Compared to the Three Months Ended October 31, 2000

Referral revenues increased by 149.1% to $164,877 for the three-month period ended October 31, 2001 from referral revenues of $66,183 for the three months ended October 31, 2000. This increase is due to MarketU continuing to focus its resources and efforts on expanding MarketU's referral services in order to meet increasing demand. Referral revenues generally lag referral efforts by approximately three to four months due to the average time period required to close real estate transactions and realize the referral fee. Referral revenues are expected to continue to grow as MarketU continues to focus on expanding this service.

Membership revenues decreased by 50.6% to $40,702 for the three-month period ended October 31, 2001 from membership revenues of $82,416 for the three months ended October 31, 2000. This decrease is primarily due to increased competition in selling web sites to real estate agents and realtors, which is a key element of a Most Referred(TM) membership.

Direct costs increased by 27.1% to $121,859 for the three-month period ended October 31, 2001 from direct costs of $95,910 for the three months ended October 31, 2000. This increase is due to the hiring of additional staff to meet increasing referral demand and web site development. Specific changes to direct costs include commission that decreased to $0 for the three-month period ended October 31, 2001 from commission of $23,035 for the three months ended October 31, 2000. The decrease in commissions was offset by an increase in wages by $39,628 to $83,084 in the three months ended October 31, 2001. The decrease in commission and increase in wages is due to MarketU reconfiguring its compensation for membership sales from commission to salary plus bonus.
Gross margin for the three-month period ended October 31, 2001 was $91,702 (42.9%) compared to $53,196 (35.7%) for the three months ended October 31, 2000. This increase in gross margin is largely due to decreased stock compensation expenditures in the current period. Gross margin for the period ending October 31, 2000 was 44.4% exclusive of stock based compensation. The decrease in cash equivalent gross margin is due to increased personnel costs relating to the hiring of additional realtors and support staff and the relative lag time of four months on average before referral fees are received. MarketU anticipates increased spending on web site development and associated costs to meet realtor and customer needs which may further decrease its gross margin in future periods.

Changes in the sources of revenue of MarketU influence the gross margin. As a percentage of revenue, membership sales dropped by 36.2% ($41,714) to 19.1% for the three-month period ended October 31, 2001 from 55.3% for the three months ended October 31, 2000. As a percentage of revenue, referral fees increased by 32.8% ($98,694) to 77.2% for the three-month period ended October 31, 2001 from 44.4% for the three months ended October 31, 2000. This change in revenue mix decreased gross margin as the direct costs associated with membership sales, which approximate 35% of gross membership sales, are lower than the direct costs associated with referral fees, which approximate 55% of referral fees. As referral fees continue to grow relative to membership sales the overall gross margins percentage will decrease in future periods.

General and administrative expenses, exclusive of goodwill amortization, increased during the three months of fiscal year 2002 by $38,991 or 28.1% in comparison to general and administrative expenses during the prior period. This increase is due to the reorganization of management and the hiring of additional technical, programming, and administrative staff to support the increased web site traffic and general business of MarketU. Management fees increased by $25,869 to $49,507 for the three-months ended October 31, 2001 from $23,638 in the prior year period. This increase was due to the September 2000 changes in management. No amortization of goodwill was recognized in the current period, as management has determined that there is no impairment in accordance with SFAS No. 142. Management expects expenses will increase in the second quarter of fiscal 2002.

In October 2001 MarketU issued 7,500 shares of common stock pursuant to MarketU's Stock Bonus Plan to an employee for services rendered. Stock compensation expense for the quarter was $1,238 for the three months ended October 31, 2001 compared to $17,750 for the three months ended October 31, 2000.


Year Ended July 31, 2001 Compared to the Year Ended July 31, 2000

Revenues for the year ended July 31, 2001 were $680,114 compared to $184,060 for the previous year ended July 31, 2000. Revenues of $680,114 for the year ended July 31, 2001 increased 10.4% compared to $615,855 for the pro-forma year ended July 31, 2000. Specific changes to revenue include referral commissions which increased from $232,454, on a pro forma basis, for the year ended July 31, 2000 to $433,198 for the year ended July 31, 2001. This is an increase of 86.4% over the pro forma year ended July 31, 2000. This increase is due to the increased demand for MarketU's referral services and dedication of its resources towards expanding this revenue. Membership revenues, on a pro forma basis decreased from $378,656 to $226,820; representing a decrease of 40.1% over the pro forma year ended July 31, 2000. This decrease is primarily due to increased competition in selling websites to real estate agents and realtors, which is a key element of a Most Referred(TM) membership. Another factor being MarketU focusing its resources primarily on its referral business in order to meet increasing demand for its services.

Gross margin for the year ended July 31, 2001 was $272,375 (40.0%) compared to $110,087 (59.8%) for the prior year. Pro forma 2000 gross margin was $339,914 (55.2%) compared to $272,375 (40.0%) in the current year. This decrease in gross margin is largely due to increased website costs. Other factors include personnel costs, relating to the hiring of additional realtors and support staff and the relative lag time of four months on average before referral commissions are received. Although the costs of providing services are expected to be reduced in future periods, MarketU anticipates hiring additional realtors and support staff to meet increasing demand for its services which will increase direct costs and decrease gross margin as revenues lag service efforts. MarketU also anticipates increased spending on website development and associated costs to meet realtor and customer needs which will further decrease its gross margin. Changes in the sources of revenue of MarketU influence the gross margin. As a percentage of revenue, membership sales dropped by 28.1% from 61.5% ($378,656) for the pro forma year ended July 31, 2000 to 33.4% ($226,820) for the year ended July 31, 2001. As a percentage of revenue, referral fees increased by 26.0% from 37.7% ($232,454) for the pro forma year ended July 31, 2000 to 63.7% ($433,198) for the year ended July 31, 2001. This change in revenue mix decreased gross margin as the direct costs associated with membership sales which approximate 35% of gross membership sales, are lower than the direct costs associated with referral fees, which approximate 55% of referral fees. As referral fees continue to grow relative to membership sales the overall gross margins percentage will decrease in the future. MarketU is continuing to focus its efforts and resources on its referral services to meet increasing demand. MarketU is projecting a gross margin of approximately 38% for fiscal 2002 on overall sales of approximately $1,450,000.

General and administrative expenses, excluding amortization of goodwill and intangibles, were $761,398 compared to $222,792 for the year ended July 31,

2000. The increase in expenses is due to the acquisition of Home Finders Realty as well as the expansion of MarketU's operations to meet the increase in demand for its services. Specific changes include wages and benefits which increased from $19,286 for the year ended July 31, 2000 to $222,273 for the year ended July 31, 2001. This increase is due to the hiring of additional technical, programming, and administrative staff to support the increased website traffic and general business of MarketU and to the acquisition of Home Finders Realty. Professional fees increased from $72,051 for the year ended July 31, 2000 to $184,482 for the year ended July 31, 2001. This increase is due to increased legal and accounting fees in relation to MarketU's regulatory filing requirements as a public company. Management fees increased to $141,359 for the year ended July 31, 2001 from $77,172 for the year ended July 31, 2000. This increase is due to the September 2000 changes in management.

Stock compensation for the year ended July 31, 2001 was $34,060 and $0 for the year ended July 31, 2000. The stock compensation was allocated as follows; $21,903 was charged to General and Administrative wages and benefits and $12,157 was charged to Direct Costs - Wages and benefits for the year ended July 31, 2001.

Working capital deficiency at July 31, 2001 was $192,597 compared to $257,198 at July 31, 2000. Subsequent to the year end MarketU received $250,000 in private placement funds which has reduced the working capital deficiency. See "Liquidity and Sources of Capital" for description of further funding anticipated in fiscal 2002.

MarketU anticipates that it will be profitable during the year ending July 31, 2002. However circumstances discussed in the "Risk Factors" section of this prospectus may cause MarketU to incur a loss for the fiscal year ending July 31, 2002.

MarketU has plans to offer its services on a private label basis to Real Estate franchise operators across North America. The volumes of work associated with some of these arrangements may require MarketU to expend significant funds some six months in advance of revenues on additional personnel, equipment and facilities.

Liquidity and Sources of Capital

MarketU had a working capital deficiency of $237,192 as of October 31, 2001 as compared to $192,597 at July 31, 2001.

During the three months ended October 31, 2001 MarketU used cash of $45,248 in its operations. During this same period, MarketU spent $67,252 on equipment and web site development to expand and upgrade its systems and web sites. Cash required by MarketU during the period was generated primarily through the sale of preferred stock and warrants.

MarketU anticipates funding its working capital requirements with future revenues and through proceeds of future private placements. MarketU will need to raise additional capital prior to its fiscal year-end to maintain a positive cash balance. During the quarter ended October 31, 2001 MarketU received $100,000 from the sale of 667,667 Series B Preferred shares and warrants which allow for the purchase of 333,334 shares of MarketU's common stock. Each Series B preferred share is convertible into one share of MarketU's common stock common.

During the year ended July 31, 2001 MarketU's operations used $369,900 in cash and MarketU spent approximately $146,554 on website development and the purchase of property and equipment. Cash required by MarketU during the year was generated primarily through the sale of common stock and warrants. Proceeds from the sale of these securities were used for website development and general and administrative expenses.

Notwithstanding the sale of the Series B shares, additional capital will be needed to continue to expand MarketU's operations. MarketU expects to obtain additional capital through the private sale of MarketU's securities or from borrowings from private lenders and/or financial institutions. There can be no assurance that MarketU will be successful in obtaining any additional capital which may be needed. Should MarketU be unable to obtain additional capital, MarketU may be unable to complete its operations expansion and marketing plans and may be required to maintain or reduce current operations in order to meet its obligations.

During the twelve months ending July 31, 2002, MarketU's anticipated net cash needs are as follows:

            General and administrative expenses                 $550,000
            Company expansion plans                            1,250,000
            Software development                                  50,000
            Debt and liability reduction                         125,000
                                                              $2,000,000

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Standards ("SFAS") Nos. 141 and 142, "Business Combinations" and "Goodwill and Other Intangible Assets", respectively. SFAS No. 141 requires business combinations to be accounted for using the purchase method and replaces Accounting Principles Board guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS No. 142 requires companies to test goodwill for impairment annually in lieu of amortization at a reporting unit level. Goodwill is impaired if the reporting unit's fair value is less than its carrying amount, and if impaired, the company would recognize an impairment loss by writing down the goodwill to its implied fair value. SFAS No. 142 is effective in fiscal years beginning after December 15, 2001. Companies with fiscal years beginning after March 15, 2001, may early adopt SFAS No. 142 provided they have not yet issued their first quarter financial statements.

MarketU early adopted SFAS No. 142 effective with its 2002 fiscal year beginning August 1, 2001. Accordingly, in fiscal 2002, no amortization of goodwill will be provided. An impairment loss, if any, will be reflected at such time that MarketU believes goodwill has become impaired. The impact of this change in accounting principles has reduced general and administrative expenses and net loss by $84,897 for the three months ended October 31, 2001. Net loss per common share, basic and diluted was reduced by $0.01 as a result of this change in policy.

Acquisition of Home Finders Realty

MarketU acquired Home Finders Realty through the issuance of 4,500,000 voting Series A preferred shares.

This significant non-cash transaction gave rise to $996,085 in goodwill which will be amortized in accordance with SFAS 142. A summary of the assets acquired and debt assumed is as follows:

      Cash                                     $ 1,644
      Other assets                             186,767
      Goodwill                                 996,085
                                            ----------
                                             1,184,496

      Debt assumed                            (332,787)
      Note receivable extinguished             (92,334)
                                           ------------
      Fair market value of
         Series A preferred shares issued    $ 759,375
                                             =========

MarketU was substantially inactive prior to the acquisition of Home Finders Realty and for financial reporting purposes, was considered to be a development stage enterprise. See Footnote 2 to the Company's financial statements for the year ended July 31, 2001 for pro forma financial information relating to the acquisition of Home Finders Realty.


                             Market For Common STOCK

As of February __, 2002, there were approximately 125 owners of record of MarketU's common stock. MarketU's common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "MKTU". Shown below are the range of high and low bid quotations for the periods indicated as reported by the NASD. The market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. MarketU's common stock began trading on May 5, 1998.

            Quarter Ending          High           Low

            July 31, 1998           $1.31          $1.06
            October 31, 1998        $1.19          $0.75
            January 31, 1999        $0.90          $0.84
            April 30, 1999          $1.12          $1.12
            July 31, 1999           $0.34          $0.34
            October 31, 1999        $0.15          $0.15
            January 31, 2000        $1.25          $0.59
            April 30, 2000          $1.13          $1.00
            July 31, 2000           $0.38          $0.38
            October 31, 2000        $0.56          $0.19
            January 31, 2001        $0.44          $0.19
            April 30, 2001          $0.44          $0.13
            July 31, 2001           $0.40          $0.15

            October 31, 2001        $0.40          $0.08
            January 31, 2002        $0.51          $0.13

Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of MarketU's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. MarketU has not paid any dividends on its common stock and MarketU does not have any current plans to pay any common stock dividends. During the year ending December 31, 1999 Home Finders Realty, prior to its acquisition by MarketU, paid a dividend of $13,300 to William Coughlin, who is an officer and director of MarketU.

The provisions in MarketU's Articles of Incorporation relating to MarketU's unissued preferred stock would allow MarketU's directors to issue preferred stock with rights to multiple votes per share and dividends rights which would have priority over any dividends paid with respect to MarketU's common stock. The issuance of preferred stock with these rights may make it more difficult to remove management even if the removal of management would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

                                    Business
Background

MarketU was incorporated in Nevada in June 1997 under the name North American Resort & Golf, Inc. North American was formed to market golf courses and surrounding developments. However, North American was unable to raise capital and as a result abandoned its original business plan.

On April 28, 2000 North American acquired all of the issued and outstanding shares of Home Finders Realty Ltd. and Most Referred Real Estate Agents, Inc. (collectively doing business at that time as Home Finders Realty) in exchange for (i) 4,500,000 Series A Preferred shares and (ii) 4,500,000 preferred shares in a wholly owned subsidiary which was formed for the sole purpose of facilitating the acquisition of Home Finders Realty.

The preferred shares may be exchanged for 4,500,000 shares of common stock at any time at the holder's option. Each Series A Preferred share is entitled to one vote on all matters submitted to a vote of the shareholders. The Series A Preferred shares are not entitled to any dividends or any other distributions. In December 2001, 1,000,000 Series A preferred shares were converted to common stock.

On June 27, 2000 the shareholders of North American approved a resolution to change the name of MarketU to MarketU Inc.

The business of MarketU is that which is being conducted by Home Finders Realty, now Most Referred (TM) Real Estate Agents, and any reference to MarketU is, unless otherwise indicated, also a reference to Home Finders Realty.

Established in 1997, Most Referred (TM) Real Estate Agents is a licensed real estate company engaged in the business of generating and qualifying real estate leads, for a network of over 5,000 peer-selected real estate agents, in some 2600 regions across the United States and Canada.

Business

MarketU provides a service which allows a homebuyer or seller wanting to purchase or sell a property or residence in another city, to locate a realtor to assist in the real estate transaction. MarketU's services are primarily designed for a residential customer who is relocating to another area and needs realtor assistance with buying a residence in the new area and/or selling their current home. In most cases, the potential customer is not familiar with realtors in the city where the customer plans to relocate. MarketU's referral services are available through its MOSTREFERRED.COM(TM) and related websites, or by phoning a 1-800-414-5655 hotline.

MarketU generates revenue through referral fees and from the sale of memberships. Referral fees are earned when a customer buys or sells a house through a member realtor. Memberships are available to licensed realtors who have been nominated by their peers, based on a reputation in their community for providing a high level of customer service.

MarketU's subsidiary, Most Referred Real Estate Agents Inc. is licensed as a real estate broker only in British Columbia, Canada. While one MarketU employee is licensed as a broker and five Company employees are licensed as realtors in British Columbia, Canada, none of MarketU's employees are licensed as brokers or realtors in the United States.

MarketU has divided the United States and Canada into 2,600 service areas. Each area normally has a population base of at least 100,000 people. MarketU's goal is to have three members in each area with a population base exceeding 100,000.

In order to be eligible for membership, a licensed realtor must be nominated by at least three other realtors who are active in the region.

MarketU begins its search for members in each area by telephoning realtors who service the area and asking these realtors to nominate other realtors who have a reputation for integrity and a high level of customer service. When contacted by MarketU, a realtor is asked to provide the names of at least three other realtors with such a reputation. Once a realtor has been nominated by at least three other realtors, the particular realtor is contacted by a Company representative concerning membership. If a realtor accepts the membership, either full or associate, they are placed in MarketU's website directory and given the award and designation of "Most Referred(TM) Realtor".

MarketU offers full and associate memberships. The average membership currently costs $39.95 per month, or an optional $399.00 per year. With a full membership, the realtor's name, company logo, picture, biographical information, and awards are displayed on MarketU's website. A full member agrees to pay MarketU referral fees equal to 25% of any gross commissions earned by the member from the sale of a residence by or to a person referred by MarketU.

An associate member does not pay an annual fee but agrees to pay MarketU a referral fee equal to 30% of any gross commission earned by the associate member from the sale of a residence by or to a person referred by MarketU. Although the name of an associate member is listed on MarketU's website, MarketU does not display photographs, biographical information, or awards of associate members. Associate members agree to pay MarketU 10% of all gross commissions earned by the member from customers or sellers which are referred by another realtor in MarketU's program.

Since initiating its program in 1997, MarketU has noticed that the number of full members has fluctuated from year to year. MarketU's ability to obtain and increase members is dependent upon the effectiveness of its marketing programs. To date, no single member has represented a material portion of MarketU's revenues.

Replacement of members is accomplished through review of survey results or re-surveying of service areas where required.

A customer wanting to use MarketU's services logs onto MarketU's website and enters the name of the city where they expect to purchase or sell a property. If a customer is interested in contacting a member realtor, the customer completes an online form, which is emailed to MarketU. MarketU qualifies the customer with respect to seriousness, timeliness, and ability. Once this process has been completed and documented in MarketU's lead management software, it contacts the realtor member in the customer's requested area and confirms the realtor's acceptance of the referral via facsimile contract. The member then signs a second agreement with MarketU which provides that the realtor receiving the referral agrees to pay the specified fee in regards to the subject customer.

After the referral, MarketU maintains contact with the realtor periodically to determine if the customer has purchased or sold a residence. This periodic contact is made until MarketU confirms the purchase or sale of a residence through the member realtor or to confirm that a transaction will not take place. In the case of a referral from a member realtor to another member realtor, MarketU maintains contact with both realtors on a periodic basis.

For the fiscal year ended July 31, 2001 MarketU earned approximately $433,000 in referral fees from approximately 410 residential real estate closings.

In the prior fiscal year, between August 1, 1999 and July 31, 2000 MarketU earned approximately $235,000 in referral fees from approximately 280 residential real estate closings. This includes referral fees of approximately $140,000 earned by Home Finders Realty prior to the April 28, 2000 acquisition by MarketU and business combination.

MarketU currently markets its services exclusively on the Internet. MarketU maintains in excess of 20,000 search engine listings which currently result in approximately 200,000 visits per month to MarketU's website.

MarketU provides a service, which allows a homebuyer or seller wanting to purchase or sell a property or residence in another city, to locate a realtor to assist in the real estate transaction. In most cases, the potential customer is not familiar with realtors in the city where the customer plans to relocate.

MarketU's referral services are available through its MOSTREFERRED.COM(TM) and related web sites, or by phoning a 1-800-414-5655 hotline.

MarketU provides both the consumer and the real estate agent with time and money saving services. Consumers benefit through access to reputable agents, property listings and a timely response to their needs. Agents benefit from Most Referred(TM)'s proprietary Lead Management System ("LMS"), which includes: lead generation, qualification, management and referrals.

Competition

MarketU competes with a number of Internet-based realtor locator services, including Realtor.com(R), HomeSeekers.com(TM) and Monstermoving.com. MarketU also competes with national real estate brokerage networks such as Cendant, Better Homes and Gardens, Century 21, Re/Max, and Coldwell Banker, all of which have referral capabilities for Customers wanting to purchase a residence in a different area. Although Better Homes and Gardens, Century 21, Re/Max, and Coldwell Banker, all of which have referral capabilities and most of MarketU's competitors have greater name recognition, financial resources, and marketing resources than MarketU, MarketU believes that its program offers the following advantages over other realtor locator services:

o MarketU's realtors are nominated by their peers for having professionalism and integrity regardless of real estate company affiliation.

o MarketU services 2,600 geographical areas, with a minimum population of 100,000 across North America by maintaining real estate agent relationships in those areas.

Government Regulation

MarketU's subsidiary, Most Referred Real Estate Agents Inc. ("Most Referred(TM)"), is federally registered in Canada and a licensed real estate broker in British Columbia, Canada, which legally allows Most Referred(TM) to receive real estate commissions from anywhere in Canada. Although Most Referred(TM) or MarketU is not licensed in the United States, MarketU is of the opinion, based upon its discussions and written communications with numerous real estate commissions in Canada and the United States, that the payment of referral fees by U.S. real estate agents or realtors to out of state, or country, real estate agents is permitted by all applicable laws and regulations. Although in some states MarketU is required to comply with certain regulations relating to the payment of referral fees, MarketU does not believe that present or future compliance with these regulations will have a material adverse impact on MarketU's operations. However, there can be no assurance that MarketU will be able to comply with any future regulations which may be adopted by state or provincial authorities or that compliance with any future regulations will make it uneconomical for MarketU to operate in a particular state or province. It is also apparent to MarketU that such regulations would have a similar impact on MarketU's competition and other real estate brokerage companies which may refer customers from state to state or from the United States of America to Canada and vice versa. MarketU is currently applying for non-resident corporation and broker status with the state of Oklahoma.

Employees

As of January 31, 2002 MarketU employed 30 people on a full-time basis. Several of these employees are licensed realtors or have real estate experience.

Offices

MarketU's offices are located at Suite 101, 20145 Stewart Crescent, Maple Ridge, B.C., Canada. MarketU is leasing this 5,800 square feet of operations and executive offices at a rate of $2,325 per month until March 30, 2003. MarketU is planning to move its offices on or before May 31, 2002, pending a lease arrangement being reached. The new office space will allow for company growth required to meet its expansion objectives; providing 18,000 square feet of office space at a cost of approximately $8,500 per month. A new lease agreement has not been signed. MarketU is able to terminate its current lease early without penalty.

                                   management

MarketU's officers and directors are as follows:

     Name                    Age      Position
     ----                    ---      --------
     Kenneth Galpin           42      President and a Director
     Scott Munro              33      Treasurer and Principal Financial
     Officer
     George Shahnazarian      44      Secretary
     Glenn Davies             46      Vice President of Marketing and a
     Director
     Joy Tan                  48      Vice President of Technology
     Bradford Long            48      Vice President of Corporate Development
     Ken Landis               43      Director
     David Woodcock           70      Director

Each director holds office until his successor is duly elected by the stockholders. Executive officers serve at the pleasure of the Board of Directors.

The following sets forth information concerning the past and present principal occupations of MarketU's officers and directors.

Kenneth Galpin has been MarketU's President and a director since September 2000. Prior to his association with MarketU Mr. Galpin was president of Beacom Online Systems Inc. from February 1998 to present. Mr. Galpin was also vice president of MacDonald Capital from March 1995 to December 1996.

Scott Munro has been an officer of MarketU since April 28, 2000. Prior to joining MarketU, Mr. Munro was controller for Home Finders Realty Ltd. Mr. Munro was general manager of EnviroCoatings Inc. from January of 1998 to January of 1999, where he developed a business and marketing plan. Mr. Munro also managed Club Fit Inc., a chain of 8 fitness facilities, from October 1995 to March 1997. From April 1992 to September 1995, Mr. Munro was controller for Campbell Helicopters Ltd., a national helicopter company.

George Shahnazarian has been MarketU's Secretary since September 2000. Prior to his association with MarketU, Mr. Shahnazarian was C.F.O. and part owner of M.G.A. Connectors from 1985 to present. M.G.A. Connectors is a structural building material manufacturer located in Maple Ridge, B.C.

Glenn Davies has been a director of MarketU since December 2000 and an officer of Most Referred Real Estate Agents Inc. since February 2001. For the past five years Mr. Davies has been the owner of Glenn Thomas Digital Consultants Ltd.

Joy Tan has been an officer of Most Referred Real Estate Agents Inc. since September 2001. For the past five years Mr. Tan has been the owner of IT Systems Ltd., a software/web developer and licensed Microsoft partner.

Bradford Long has been an officer of MarketU since November 2000. For the five years prior to his association with MarketU, Mr. Long owned and operated Design Benefit Plans an independent health and life insurance agency. Design Benefit Plans is currently inactive.

Ken Landis has been a director of MarketU since December 2000. For the past five years Mr. Landis has been the owner of Landmark Truss and Lumber Inc.

David Woodcock has been a director of MarketU since December 2000. Since 1990 Mr. Woodcock has been the Managing Director of Harrell, Woodcock and Linkletter, an international consulting firm that assists corporations in the development and implementation of marketing plans.

MarketU does not have a compensation or audit committee.

Changes in Management

Christine Cerisse was appointed as the President and a director of MarketU in December 1999.

On April 28, 2000, and following the acquisition of Home Finders Realty:

o Ms. Cerisse resigned as MarketU's president but remained a director of MarketU.
o     William Coughlin was appointed MarketU's President and as a Director.
o     Scott Munro was appointed MarketU's Principal Financial Officer.
o     Robert Dent and James Sanford were appointed Directors of MarketU.

In September 2000:

o William Coughlin resigned as President and was appointed MarketU's Product Development Officer.
o     Kenneth Galpin was appointed MarketU's President and as a director.

o     George Shahnazarian was appointed the Secretary of MarketU.
o Christine Cerisse, Robert Dent and James Sanford resigned as directors of MarketU.

On December 18, 2000:

o MarketU's annual shareholders meeting, William Coughlin, Glenn Davies, Kenneth Galpin, Ken Landis, George Shahnazarian and David Woodcock were elected directors of MarketU.
o George Shahnazarian resigned as a director on December 19, 2000, but remained the Secretary of MarketU.
o MarketU's Board of Directors elected Kenneth Galpin as President, George Shahnazarian as Secretary and Scott Munro as Treasurer.

In September 2001:

o William Coughlin's Employment Agreement with MarketU expired and as a result Mr. Coughlin ceased to act as MarketU's Product Development Officer. Mr. Coughlin's term
o     Joy Tan was appointed MarketU's Vice President of Technology.

In February 2002 William Coughlin resigned as a director of MarketU.

Executive Compensation

The following table sets forth in summary form the compensation received by (i) the Chief Executive Officer of MarketU and (ii) by each other executive officer of MarketU who received in excess of $100,000 during the fiscal years ended July 31, 2000 and July 31, 2001.


                                               Other
Name and                                       Annual     Restricted
Principal       Fiscal                         Compen-      Stock      Options
Occupation       Year   Salary (1)  Bonus (2)  sation (3) Awards (4) Granted (5)
--------------------------------------------------------------------------------

Kenneth Galpin,  2001  $48,000     $  0        $  0            0       100,000
President since
September 2000

(1)  The dollar value of base salary (cash and non-cash) received.
(2)  The dollar value of bonus (cash and non-cash) received.
(3) Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property
(4) During the year ended July 31, 2001, the value of the shares of MarketU's common stock issued as compensation for services.
(5) The shares of common stock to be received upon the exercise of all stock options granted during the fiscal years shown in the table.

The following shows the amounts which MarketU expects to pay its officers during the year ending July 31, 2002 and the time which MarketU's executive officers plan to devote to MarketU's business. There are no compensatory plan, arrangement or payments to be received by the officers from MarketU in the event of the resignation, retirement or termination of the officer's employment with MarketU. MarketU does not compensate directors for their services in their capacity as directors, except for the granting of stock options.

                                                        Time to be Devoted to
      Name                      Proposed Compensation    Company's Business

      Kenneth Galpin              $6,000 per month              100%
      Glenn Davies                $6,000 per month              100%
      Joy Tan                     $6,000 per month              100%
      Scott Munro                 $2,900 per month              100%
      George Shahnazarian               $       0                25%
      Bradford J. Long            $8,000 per month              100%


Prior to January 1, 2002 Kenneth Galpin, Glenn Davies and Joy Tan were compensated through management fees paid to MarketU Communications Ltd. Between May 1, 2002 and January 1, 2002 MarketU had a consulting agreement with MarketU Communications which provided that MarketU would pay MarketU Communications approximately $15,500 per month for providing technical, management, and realtor referral services to MarketU. These services were provided by Mr. Galpin, Mr. Davies and Mr. Tan. On January 1, 2002 MarketU and MarketU Communications terminated the Consulting Agreement and MarketU entered into separate Employment Agreements with Mr. Galpin, Mr. Davies and Mr. Tan which provide that MarketU will pay the monthly salaries shown below:

            Employee                      Monthly Salary

            Kenneth Galpin                   $6,000
            Glenn Davies                     $6,000
            Joy Tan                          $6,000

The Employment Agreements with the persons listed above do not provide for any compensation or benefits other than the monthly salaries and may be terminated by MarketU or the employee on 30 days notice.

Options Granted During Fiscal Year Ending July 31, 2001

The following tables set forth information concerning the options granted, during the twelve months ended July 31, 2001, to MarketU's officers and directors, and the value of all unexercised options (regardless of when granted) held by these persons as of July 31, 2001.


                                          % of Total Options
                                               Granted to
                  Date of    Options      Employees Officers   Exercise Price   Expiration
Name               Grant    Granted (#)       & Directors        Per Share         Date

Kenneth Galpin    5/25/01    100,000             14.0%            $0.25          6/01/03
Ken Landis        5/25/01    100,000             14.0%            $0.25          6/01/03
Glenn Davies      5/25/01    100,000             14.0%            $0.25          6/01/03
Joy Tan           5/25/01    100,000             14.0%            $0.25          6/01/03
Scott Munro       5/25/01     75,000             10.5%            $0.25          6/01/03
George
 Shahnazarian     5/25/01    100,000             14.0%            $0.25          6/01/03
David Woodcock    5/25/01    100,000             14.0%            $0.25          6/01/03



Option Exercises and Option Values

                                           Number of Securities       Value of
                                                Underlying          Unexercised
                     Shares                 Unexercised Options     In-the-Money
                    Acquired      Value      at July 31, 2001    Options at July
Name                   on       Realized       Exercisable/           31, 2001
                  Exercise (1)     (2)       Unexercisable (3)      Exercisable/
                    ---------      ---       ----------------- Unexercisable (4)
                                                               -----------------

Kenneth Galpin          -           -             100,000                -
Ken Landis              -           -             100,000                -
Glenn Davies            -           -             100,000                -
Joy Tan                 -           -             100,000                -

Scott Munro             -           -             125,000                -
George                  -           -             100,000                -
Shahnazarian
David Woodcock          -           -             100,000                -

(1)   The number of shares received upon exercise of any options.
(2) With respect to options exercised the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.
(3) The total number of unexercised options held as of July 31, 2000, separated between those options that were exercisable and those options that were not exercisable.
(4) The exercise price of all options shown in the table was greater than the market price of MarketU's common stock on July 31, 2001.

Long Term Incentive Plans - Awards in Last Fiscal Year

None.

Employee Pension, Profit Sharing or Other Retirement Plans

MarketU does not have an active defined benefit, pension plan, profit sharing or other retirement plan, although MarketU may adopt one or more of such plans in the future.

Compensation of Directors

Standard Arrangements. David Woodcock, the chairman of MarketU's Board of Directors, received cash compensation of $2,000 per month commencing October 2000. MarketU does not pay its other directors for attending meetings of the Board of Directors, although MarketU expects to adopt a director compensation policy in the future. MarketU has no standard arrangement pursuant to which directors of MarketU are compensated for any services provided as a director or for committee participation or special assignments.

Other Arrangements. Except as disclosed elsewhere in this report, no other director of MarketU received any form of compensation from MarketU during the year ended July 31, 2001. The same level of compensation is projected for fiscal 2002.

Stock Option and Bonus Plans

MarketU's Incentive Stock Option Plan, Non-Qualified Stock Option Plan and Stock Bonus Plan are collectively referred to in this prospectus as the "Plans".

Incentive Stock Option Plan.
---------------------------

The Incentive Stock Option Plan authorizes the issuance of options to purchase shares of MarketU 's common stock. Only officers, directors and employees of MarketU may be granted options pursuant to the Incentive Stock Option Plan.

In order to qualify for incentive stock option treatment under the Internal Revenue Code, the following requirements must be complied with:

1.    Options granted pursuant to the Plan must be exercised no later than:

      (a) The expiration of thirty (30) days after the date on which an option holder's employment by MarketU is terminated.

      (b) The expiration of one year after the date on which an option holder's employment by MarketU is terminated, if such termination is due to the Employee's disability or death.

2. In the event of an option holder's death while in the employ of MarketU, his legatees or distributees may exercise (prior to the option's expiration) the option as to any of the shares not previously exercised.

3. The total fair market value of the shares of common stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

4. Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the common stock of MarketU may not be exercisable after five years from the date of grant.

5. The purchase price per share of common stock purchasable under an option is determined by MarketU's Board of Directors but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning MarketU's stock which represents more than 10% of the total combined voting power of all classes of stock).

Non-Qualified Stock Option Plan.
-------------------------------

The Non-Qualified Stock Option Plan authorizes the issuance of options to purchase shares of MarketU's common stock to MarketU's employees, directors, officers, consultants and advisors, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price and expiration date are determined by MarketU's Board of Directors.

Stock Bonus Plan.
----------------

MarketU's Stock Bonus Plan authorizes the issuance of shares of common stock to MarketU's employees, directors, officers, consultants and advisors provided, however, that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Other Information Regarding the Plans.
-------------------------------------

The Plans are administered by MarketU's Board of Directors. The Board of Directors has the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of MarketU or the period of time a non-employee must provide services to MarketU. At the time an employee ceases working for MarketU (or at the time a non-employee ceases to perform services for MarketU), any shares or options not fully vested will be forfeited and cancelled. In the discretion of the Board of Directors payment for the shares of common stock underlying options may be paid through the delivery of shares of MarketU's common stock having an aggregate fair market value equal to the option price, provided the shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of common stock may also be permitted at the discretion of the Board of Directors.

Options are generally non-transferable except upon the death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

The Board of Directors of MarketU may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted.

The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

Summary. The following sets forth certain information as of January 31, 2002 concerning the stock options and stock bonuses granted by MarketU pursuant to the Plans, and options granted which were not granted pursuant to any of the Plans. Each option represents the right to purchase one share of MarketU's common stock.

                                              Shares
                            Total Shares   Reserved for              Remaining
                              Reserved     Outstanding   Shares   Options/Shares
Type of Option               Under Plans     Options     Issued     Under Plans
                                                                      As Stock
                                                                       Bonus

Incentive Stock Option Plan    500,000       500,000       N/A            --
Non-Qualified Stock Option   1,500,000     1,169,000       N/A       331,000
Plan
Stock Bonus Plan               500,000           N/A   177,000       333,000
Options not granted                N/A       130,000       N/A           N/A
pursuant to
Any of the Plans

In August 2000, Scott Munro and James Sanford were issued 15,000 and 56,000 shares, respectively, of common stock from MarketU's Stock Bonus Plan for services rendered. Since November 2000 MarketU has issued 106,000 shares of its common stock to other Company employees pursuant to the Stock Bonus Plan.

The following tables lists all options and warrants granted by MarketU as of January 31, 2002, including those that were not granted pursuant to MarketU's Incentive or Non-Qualified Stock Option Plans.

                            Shares Issuable    Option Exercise   Expiration Date
Name                         Upon Exercise          Price           of Option
                              of Options


Ken Galpin                     100,000             $0.25           06/01/03
David Woodcock                 100,000             $0.25           06/01/03
Ken Landis                     100,000             $0.25           06/01/03

Glenn Davies                   100,000             $0.25           06/01/03
Joy Tan                        100,000             $0.25           06/01/03
Scott Munro                     50,000             $0.43           08/01/03
                                75,000             $0.25           06/01/03
George Shahnazarian            100,000             $0.25           06/01/03
Bradford Long                  500,000 (1)         $0.25           12/10/03
Company employees, former      474,000             $0.43           08/01/03
employees and consultants       40,000             $0.25           06/01/03
                                60,000 (2)         $0.25           12/10/03
                                ------
Total                        1,799,000
                             =========

(1) Options to purchase 350,000 shares do not vest until December 10, 2002. Options to purchase 150,000 shares do not vest until January 10, 2003.

(2)  Options do not vest until October 9, 2002.

Transactions with Related Parties and Recent Sales of Unregistered Securities

On April 28, 2000 MarketU acquired all of the issued and outstanding shares of Home Finders Realty Ltd. and Most Referred Real Estate Agents, Inc. (collectively doing business as Home Finders Realty) in exchange for (i) 4,500,000 shares of MarketU's Series A Preferred stock and (ii) 4,500,000 preferred shares in a wholly owned subsidiary of MarketU which was formed for the sole purpose of facilitating the acquisition of Home Finders Realty. William and Carole Coughlin, who are husband and wife, owned all of the issued and outstanding shares of Home Finders Realty at the time of the acquisition.

The preferred shares of MarketU and MarketU's subsidiary may be exchanged for 4,500,000 shares of MarketU's common stock, at the holder's option. Each share of MarketU's Series A Preferred stock is entitled to one vote on all matters submitted to a vote of MarketU's shareholders. The Series A Preferred shares are not entitled to any dividends or any distributions upon the liquidation of MarketU. On November 28, 2001, Mr. and Mrs. Coughlin converted 1,000,000 Series A Preferred shares into 1,000,000 shares of MarketU's common stock.

The following table shows the shares of MarketU's common stock which Mr. Coughlin and Ms. Coughlin are entitled to receive upon the conversion of the preferred shares.

--------------------------------------------------------------------------------
                                                                  Shares of
                                                                MarketU's common
                        Series A         Preferred Shares      stock issuable
      Name          Preferred Shares      of Subsidiary         upon exchange
--------------------------------------------------------------------------------
William Coughlin       1,750,000            1,750,000             1,750,000
--------------------------------------------------------------------------------
Carole Coughlin        1,750,000            1,750,000             1,750,000
--------------------------------------------------------------------------------

On September 21, 2000, Khachik Toomian acquired 2,000,000 shares of MarketU's common stock from Christine Cerisse, a former officer and director of MarketU, for $153,000 in cash.

On September 21, 2000, 612559 B.C. Ltd. acquired 750,000 shares of MarketU's common stock from Christine Cerisse for $200,000. Also on September 21, 2000, 612559 B.C. Ltd. acquired the voting rights to 3,500,000 shares of MarketU's Series A Preferred stock owned by William and Carole Coughlin. 612559 B.C. Ltd. also acquired from Mr. and Mrs. Coughlin an option to acquire the 3,500,000 Series A Preferred shares, as well as 3,500,000 preferred shares of a wholly owned subsidiary of MarketU, at a price that ranges from $0.65 to $0.85 per share. The option expires on April 30, 2002. As of January 15, 2002, $16,200 had been paid towards the exercise of the option.

On October 19, 2000, MarketU sold to Mr. Toomian and 612559 B.C. Ltd. 2,000,000 and 1,133,787 units, respectively, of MarketU for $0.15 per unit. Each unit consists of one share of MarketU's common stock and one-half share purchase warrant. Every whole warrant entitles the holder to purchase one additional share of MarketU's common stock at a price of $0.30 per share at any time prior to October 19, 2002.

Kenneth Galpin, George Shahnazarian and Ken Landis are the sole officers and directors of 612559 B.C. Ltd. Mr. Toomian is a business associate of Mr. Shahnazarian. Mr. Toomian, together with Mr. Shahnazarian, Mr. Landis, and Mr. Galpin, on behalf of 612559 B.C. Ltd. have an understanding, but not a written agreement, that they will vote, at shareholders meetings, for the same directors of MarketU and any matters proposed at the shareholders meetings, to accomplish the same business ends.

In February 2001, MarketU acquired 86.9% of the outstanding shares of AMRR.com, Inc. in exchange for 446,530 shares of MarketU's common stock. In May 2001 AMRR paid $16,509 to purchase for cancellation 33,018 of the remaining outstanding AMRR shares. The impact of this transaction was to increase MarketU's ownership in AMRR to 99.7%. On June 27, 2001 MarketU acquired the remaining 673 outstanding AMRR shares, increasing its ownership in AMRR to 100%. At the time of this acquisition AMRR was not conducting any business and AMRR's only assets were a receivable from MarketU in the amount of $43,890 and certain office equipment, valued at approximately $8,700, which MarketU was using in its operations. William Coughlin, although the sole officer and director of AMRR, did not own any of AMRR's capital stock and did not receive any shares of MarketU in connection with this acquisition.

On May 4, 2001, MarketU sold 375,000 shares of its common stock to KJS Ventures Ltd. for $75,000 or $0.20 per share. On May 30, 2001, MarketU sold 375,000 units to KJS Ventures Ltd. for $75,000 or $0.20 per unit. MarketU received $25,000 in cash on May 22, 2001 and $25,000 in cash on June 15, 2001. The remaining $25,000 was received in July 2001. Each unit consists of one common share and one warrant. Each warrant is exercisable at a price of $0.25 per share at any time prior to July 13, 2003. KJS Ventures Ltd. is controlled by Ken Landis, a director of MarketU.

In May 2001, MarketU sold 150,000 units to George Shahnazarian, an officer of MarketU, for $30,000 or $0.20 per unit. Each unit consists of one share of common stock and one warrant. Each warrant is exercisable at a price of $0.25 per share at any time prior to May 28, 2003.

On September 25, 2001, Dr. Farshad Mofthakhar agreed to acquire a minimum of 3,416,667 units of MarketU for an aggregate purchase price of $1,500,000. Each unit consists of one voting Series B preferred share and one-half of one warrant. Each whole warrant entitles the holder to purchase one share of MarketU's common stock at prices ranging from $0.25 to $1 per share for a twelve month period commencing on the date the warrants are issued. The warrants expire one year from the date of their issuance. Each Series B preferred share may at any time be exchanged for one common share of MarketU without additional payment to MarketU. Any Series B preferred shares that remain unexercised on the date which is one year from the date of issuance will be deemed to be converted. In the event of liquidation, dissolution or winding up of MarketU, the holders of the Series B preferred shares will be entitled to receive an amount equal to the paid-up capital of each Series B preferred share before any amount is paid or the assets of MarketU are distributed to the holders of common shares or the Series A preferred shares.

On October 19, 2001, MarketU received $100,000 and issued 666,667 Series B preferred shares and 333,334 warrants to Dr. Mofthakhar. Each warrant entitles the holder to acquire one share of common stock of MarketU at $0.25 per share at any time prior to October 18, 2002.

On September 25, 2001, 612559 B.C. Ltd. was granted an option to acquire up to 333,334 Series B preferred shares acquired by Dr. Mofthakhar on October 19, 2001 at a price of $0.30 per share. The option expires on February 28, 2003.

In January 2002, Dr. Mofthakhar and MarketU entered into an agreement pursuant to which both parties agreed to terminate the remaining obligations under the September 25, 2001 subscription agreement and Dr. Mofthakhar agreed to purchase 1,000,000 units at $0.40 per unit, for a total of $400,000, on February 28, 2002. Each unit consists of one voting Series B preferred share and one-half of one warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $0.50 per share for a 12-month period commencing on the date the warrants are issued.

On January 11, 2002, 612559 B.C. Ltd. was granted an option by Dr. Mofthakhar to acquire, at a price of $0.80 per share, 50% of all Series B preferred shares, or common shares issuable upon the conversion of the Series B shares, which may in the future be acquired by Dr. Mofthakhar. This option expires on February 28, 2003.

In February 2002 MarketU granted Ikon Management Group Inc. an option to purchase 1,750,000 Series C Preferred shares, plus 875,000 warrants, for $1,500,000 on or prior to March 31, 2002. Each Series C preferred share may at any time be exchanged for two shares of MarketU's common stock. Each Series C preferred share is entitled to one vote on all matters submitted to a vote of MarketU's shareholders. Every two warrants entitle the holder to purchase one share of MarketU's common stock at a price of $0.50 per share at any time during the one year period following the date the warrants are issued, and at a price of $0.60 per share during the following year. The warrants will expire two years after the date of issuance.

Loans

William Coughlin owes MarketU $84,214. See Note 4 to MarketU's financial statements for the quarter ended October 31, 2001 for further information concerning this receivable.

In October 2000, MarketU loaned $81,632.66 to 612559 B.C. Ltd., a corporation controlled by Kenneth Galpin, George Shahnazarian and Ken Landis, to acquire shares and warrants of MarketU. The loan bears interest at 7.5% per year, is payable on demand and is secured. In January 2001 612559 B.C. Ltd. repaid $20,000 of the loan and repaid $18,164 of the loan in December 2001.

In May 2001 MarketU loaned $50,000 to KJS Ventures Ltd., a corporation controlled by Ken Landis, to acquire shares and warrants of MarketU. The loan, which did not bear interest, was paid on July 31, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and 10% or greater shareholders of MarketU ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership on Form 3 and reports of changes in ownership of equity securities of MarketU on Form 4 and Form 5, and to provide copies of these forms as filed to MarketU. To MarketU's knowledge, based solely on its review of the copies of the reports furnished to MarketU and written representations that the reports were not required, during the fiscal year ended July 31, 2001, the Reporting Persons have complied with all applicable Section 16(a) filing requirements, except as follows:

One of MarketU's directors, Ken Landis, inadvertently filed his annual statement of beneficial ownership of securities on Form 5 more than ten days after the required filing date.

                             Principal Shareholders

The following table sets forth certain information as of February 20, 2002 concerning the common stock owned by each officer and director of MarketU, and each other person known to MarketU to be the beneficial owner of more than five percent of MarketU's common stock. Unless otherwise indicated, the address for each listed stockholder is c/o MarketU Inc., Suite 101, 20145 Stewart Crescent, Maple Ridge, British Columbia, Canada V2X 0T6.

                                            Number of             Percentage
 Name and Address of Beneficial Owner     Shares Owned (1)        Ownership


      Kenneth Galpin                      6,177,014 (2)              39.1%

      George Shahnazarian                 6,465,014 (2)              40.0%

      Scott Munro                           131,046                   1.2%

      Glenn Davies                          100,000 (2)               0.9%

      Ken Landis                          7,365,014 (2)(3)           47.3%

      Joy Tan                               100,000 (2)               0.9%

      David Woodcock                        100,000 (2)               0.9%

      Bradford Long                               -                     -

      William Coughlin                      500,000                   4.7%
      11202 Stave Lake Road, Mission,
      British Columbia, Canada V2V 4J1

      Carole Coughlin                       486,700                   4.5%
      11202 Stave Lake Road, Mission,
      British Columbia, Canada V2V 4J1

      Khachik Toomian                     5,000,000 (2)              42.7%
      902 S. Glendale Avenue, Glendale,
      California CA91205

      612559 B.C. Ltd.                    6,065,014 (2)              40.1%
      11476 Kingston Street, Maple Ridge,
      British Columbia, Canada V2X 0Y5

      Dr. Farshad Mofthakhar              1,000,001 (4)               9.1%
      15303 Ventura Boulevard, 9th Floor,
      Sherman Oaks, California 91403

      Ikon Management Group Inc.          4,375,000 (5)              30.0%
      902 S. Glendale
      Avenue Glendale,
      California 91205

      All Executive Officers, Directors   8,303,060                  50.8%
      and nominees as a Group (8 persons)

(1) Includes shares issuable prior to April 30, 2002 to the following persons upon the exercise of options or warrants or upon the exchange of MarketU's Series A Preferred stock or Series B Preferred stock:


                                                                           Shares Issuable Upon
                                                                           Exchange of Series A
                      Shares Issuable                    Expiration Date   Preferred Stock ("A")
                     Upon Exercise of                     of Option or     or Series B Preferred
Name                Options or Warrants   Exercise Price     Warrant           Stock ("B")

Kenneth Galpin            100,000             $0.25           6/01/03                  -
George                    150,000             $0.25           5/28/03                  -
Shahnazarian              100,000             $0.25           6/01/03                  -
Scott Munro                50,000             $0.43           8/01/03                  -
                           75,000             $0.25           6/01/03                  -
Glenn Davies              100,000             $0.25           6/01/03                  -
Ken Landis                100,000             $0.25           6/01/03                  -
                          375,000             $0.25           7/12/03                  -
Joy Tan                   100,000             $0.25           6/01/03                  -
David Woodcock            100,000             $0.25           6/01/03                  -
Khachik Toomian         1,000,000             $0.30          10/18/02                  -
612559 B.C. Ltd.          566,893             $0.30          10/18/02          3,500,000 (A)
Dr. Farshad               333,334             $0.25          10/19/02            666,667 (B)
Mofthakhar
Ikon Management         4,375,000               (5)          (5)
Group, Inc.



(2) On September 21, 2000, 612559 B.C. Ltd. acquired 750,000 shares of MarketU's common stock from Christine Cerisse for $200,000.

     Also on September 21, 2000, 612559 B.C. Ltd. acquired the voting rights to 3,500,000 shares of MarketU's Series A Preferred stock which are owned by William and Carole Coughlin. Each Series A Preferred share is entitled to one vote. 612559 B.C. Ltd. also acquired from Mr. and Mrs. Coughlin an option to acquire the 3,500,000 Series A Preferred shares, as well as 3,500,000 preferred shares of a wholly owned subsidiary of the Company, at a price that ranges from $0.65 to $0.85 per share. The option expires on April 30, 2002. Kenneth Galpin, George Shahnazarian and Ken Landis are the sole directors and officers of 612559 B.C. Ltd. and are controlling shareholders of 612559 B.C. Ltd.

The share ownership in the table for 612559 B.C. Ltd.;

-    includes the 750,000 shares acquired from Christine Cerisse;
-    includes 1,133,787 common shares purchased on October 19, 2000;
- assumes the 3,500,000 Series A preferred shares are exchanged for 3,500,000 shares of MarketU's common stock;
- includes 566,893 shares of MarketU's common stock issuable upon exercise of outstanding warrants;
- includes 333,334 Series B preferred shares which may be acquired from Dr. Farshad Mofthakhar; and
-    reflects the sale of 219,000 shares of MarketU's common stock.

The shareholders of 612559 B.C. Ltd. are as follows:

            Name                                 % Ownership

            Ken Galpin                             20.1% *
            George Shahnazarian                     2.0%
            George Shahnazarian                    20.1% *
            Glenn Davies                           20.1% *
            Joy Tan                                3.35% *
            David Woodcock                         3.35% *
            Ken Landis                             25.0%
            Non-affiliates of the Company           6.0%
                                                    ----
                                                    100%

* Share ownership is through MarketU Communications, Ltd.

The number of shares owned and the percentage ownership of Ken Galpin, George Shahnazarian and Ken Landis includes shares owned, or which may be acquired, by 612559 B.C. Ltd

 (3) Includes 750,000 shares registered in the name of KJS Ventures Ltd., and 75,000 shares registered in the name of Landmark Truss and Lumber Inc. Mr. Landis controls KJS Ventures Ltd. and Landmark Truss and Lumber Inc. and is therefore considered to be the beneficial owner of the shares.

(4) Dr. Mofthakhar granted 612559 B.C. Ltd., an option to acquire up to 333,334 of his Series B Preferred shares, or any shares of common stock issued upon the conversion of the Series B Preferred shares, at a price of $0.30 per share. This option expires on February 28, 2003. In January 2002 Dr. Mofthakhar agreed to purchase 1,000,000 units at $0.40 per unit on February 28, 2002. Each unit consists of one voting Series B Preferred share and one-half of one warrant. 612559 B.C. Ltd. has an option to acquire 50% of all common and preferred shares of

     MarketU which may in the future be acquired by Dr. Mofthakhar at a price of $0.80 per share. This option expires on February 28, 2003. See "Management-Transactions with Related Parties and Recent Sales of Unregistered Securities " below for more information.

 (5) In February 2002 MarketU granted Ikon Management Group Inc. an option to purchase 1,750,000 Series C Preferred shares, plus 875,000 warrants, for $1,500,000 on or prior to March 31, 2002. Each Series C preferred share may at any time be exchanged for two shares of MarketU's common stock. Each Series C preferred share is entitled to one vote on all matters submitted to a vote of MarketU's shareholders. Every two warrants entitle the holder to purchase one share of MarketU's common stock at a price of $0.50 per share at any time during the one year period following the date the warrants are issued, and at a price of $0.60 per share during the following year. The warrants will expire two years after the date of issuance.

William Coughlin is the husband of Carole Coughlin.

Ken Landis, KJS Ventures Ltd. and Landmark Truss and Lumber, Inc. have voting power over 825,000 shares of MarketU's common stock, which amount excludes shares issuable upon the exercise of options and warrants. Mr. Landis, as an officer, director and principal shareholder of 612559 B.C. Ltd., has shared voting power over the 5,164,787 shares which 612559 B.C. Ltd. may vote at the Annual Shareholders' Meeting.

See "Selling Shareholders" for information concerning the shares which are being offered by the persons in this table.

                              SELLING SHAREHOLDERS

The Offering

This prospectus relates to the sale of shares of MarketU's common stock:

o held by shareholders who either purchased the shares from MarketU in private offerings or received the shares for services provided to MarketU,
o held by shareholders who received shares in exchange for the cancellation of options previously issued by MarketU,
o held by former shareholders of AMRR.com, Inc. who received the shares in exchange for shares of AMRR.com's common stock,
o issuable upon the exercise of warrants or options which were previously issued by MarketU, and
o    issuable upon the exchange of MarketU's Series A preferred stock.

The owners of the common stock described above, the holders of the warrants and options, to the extent they exercise the warrants or options, and the holders of the Series A Preferred stock, to the extent they exchange the Series A Preferred shares for shares of common stock, are referred to in this prospectus as the selling shareholders.

MarketU has agreed with the selling shareholders to file a registration statement, of which this prospectus is a part, to register for public sale the shares of common stock held by the selling shareholders, the shares issuable upon the exercise of the options or warrants and the shares issuable upon the exchange of the Series A preferred shares. MarketU also agreed to keep the registration statement current until one year after the date of this prospectus. MarketU has agreed to pay the expenses associated with registering the shares to be sold by the selling shareholders which are estimated to be $45,000.


                                                                      Shares to
                               Shares Issuable     Shares Issuable     be Sold
                      Shares   Upon Exercise of    Upon Exchange of   in this
Name                  Owned   Options or Warrants  Preferred Stock    Offering


William Coughlin      500,000            --               --          500,000
Carole Coughlin       486,700            --               --          486,700
Khachik Toomian     4,000,000     1,000,000               --        5,000,000
612559 B.C. Ltd.    1,664,787       566,893        3,500,000        5,731,680
KJS Ventures Ltd.     750,000       375,000               --        1,125,000
George Shahnazarian   150,000       250,000               --          400,000
Glenn Davies               --       100,000               --          100,000
Kenneth Galpin             --       100,000               --          100,000
Kenneth Landis             --       100,000               --          100,000
David Woodcock             --       100,000               --          100,000
James Scott Munro       2,400            --               --            2,400
Ross Munro                 --        50,000               --           50,000
James Sanford          56,000            --               --           56,000
Rupinder Nanuwa         4,000            --               --            4,000
Christine Strecko       1,000            --               --            1,000
Pamela Mackie          50,000            --               --           50,000
Stan Penny             25,000            --               --           25,000
Millie Wolfram          4,000            --               --            4,000
Norah Read              5,000            --               --            5,000
Lori Goodkey            2,500            --               --            2,500
Lesly Matter            2,000            --               --            2,000
Justin Van Dyken        5,000            --               --            5,000
Pat Johnson                --         4,000               --            4,000
Chas Coleman               --        30,000               --           30,000
Brian Jenkins              --         6,000               --            6,000
David Crawford             --        40,000               --           40,000
Sierra Group Ltd.          --       200,000               --          200,000
Former AMRR.com, Inc.
 shareholders
 (see list below)     446,530            --               --          446,530
                   ------------------------- ---------------     ------------
                    7,899,817     3,021,893        3,500,000       14,421,710
                    =========     =========        =========       ==========

Former AMRR.com, Inc. shareholders:

                                                      Shares to be Sold
Name                                Shares Owned       in this  Offering
----                                ------------      ------------------

Alkamp Construction Inc.                9,000               9,000
Berg, Milford Leroy                     8,000               8,000
Charlton, Don                           8,000               8,000
Cooper, George                         13,458              13,458
Crum, Lindsey C.                        2,000               2,000
Crum, Merle A.                         28,000              28,000
Emerson, Harvey and Beverly             8,000               8,000
Hancoop, Rondell J.                    20,000              20,000
Johnson, Pat                            1,000               1,000
Kalashnikov, Alec and Barb             13,454              13,454
Kalashnikov, Ella                       1,346               1,346
Kent, Richard                           4,000               4,000
Lindberg, Gary                          2,000               2,000
Lissimore, Andrew                       5,320               5,320
Marganelli, Chris                       2,692               2,692
Munro, David                            2,000               2,000
Munro, John Ross                        2,782               2,782
Munro, Scott                            3,646               3,646
Munro, Nancy                            6,000               6,000
Pinchbeck, Keith                       10,000              10,000
Ralston, Lyle                           5,382               5,382
Read, Norah                             1,346               1,346
Reid, Ken and Bonnie                    4,000               4,000
Reimer, Murray J. and Ingrid E.       100,000             100,000
Russel, Kurt and Lisa                   2,690               2,690
Saunders, Bruce                        54,000              54,000
Soper, Sandra                           3,032               3,032
Tapella, Leslee                        16,000              16,000
Vanderpol, Marv                        20,000              20,000
Van Dyken, Roger                       20,000              20,000
Van Mersbergen, Lester and Gretchen    20,000              20,000
Lester & Gretchen Van Mersbergen
    Enterprises, Inc.                  40,000              40,000
Wagenaar, Brent                         4,000               4,000
Westwind Projects, Inc.                 5,382               5,382
                                    ---------           ---------
                                      446,530             446,530
                                      =======             =======

See "Principal Shareholders" for terms of the warrants held by MarketU's officers and directors and by Khachik Toomian, 612559 B.C. Ltd., and KJS Ventures Ltd.

Assuming all shares owned or which may be acquired by the selling shareholders are sold to the public by means of this prospectus, none of the selling shareholders will own any shares of MarketU's common stock after this offering. None of the selling shareholders, to the knowledge of MarketU, are broker-dealers or are affiliated with broker-dealers.

The names of the natural persons who exercise control over those selling shareholders which are corporations, partnerships, or similar entities are:

   Name of Shareholder              Controlling Persons

   612559 B.C. Ltd.                 Kenneth Galpin, George Shahnazarian,
                                    Glenn Davis and Ken Landis

   Sierra Group Inc.                Anthony Remedios, Lydia Remedios,
                                    Danielle Green and Bernard Hughes

   Alkamp Construction Inc.         Aldric Hovenkamp

   Lester and Gretchen Van          Lester and Gretchen Van Mersbergen
   Mersbergen Enterprises, Inc.

   Westwind Projects LLC            Jim Bruinsma

   KJS Ventures Ltd.                Ken Landis

The following selling shareholders have current or past relationships with
MarketU:


   Name                             Nature of Relationship

   George Cooper                    Father of William Coughlin

   William Coughlin                 Director and officer

   Carole Coughlin                  Wife of William Coughlin

   James Sanford                    Former Director

   Khachik Toomian                  Principal Shareholder

   612559 B.C. Ltd.                 Controlled  by  Kenneth   Galpin,   George
                                    Shahnazarian,  Ken Landis,  Glenn  Davies,
                                    David Woodcock and Joy Tan, all officers and/or directors of MarketU.

KJS Ventures Ltd.                   Controlled  by Ken  Landis,  a Director of
                                    MarketU

   John Ross Munro                  Father of Scott Munro

   Scott Munro                      Officer

   Nancy Munro                      Mother of Scott Munro

   David Munro                      Brother of Scott Munro

   George Shahnazarian              Director

Plan of Distribution

The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation: (a) by a broker or dealer as agent for a selling shareholder; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In making sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of MarketU's common stock in the course of hedging the positions they assume with such selling shareholder, including, without limitation, in connection with the distribution of MarketU's common stock by such broker-dealers. A selling shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A selling shareholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

Broker-dealers, underwriters or agents participating in the distribution of MarketU's common stock as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both, which compensation as to a particular broker-dealer may be less than or in excess of customary commissions. Selling Shareholders and any broker-dealers who act in connection with the sale of common stock hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive may be deemed to be underwriting discounts and commissions under the Securities Act. Neither MarketU nor any Selling Shareholder can presently estimate the amount of such compensation. MarketU knows of no existing arrangements between any selling shareholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of MarketU's common stock.

MarketU has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. MarketU has also advised the Selling Shareholders that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholders, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". MarketU has also advised the Selling Shareholders that Rule 102 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering. Rule 101 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution.

Pursuant to an exemption order under section 76 of the British Columbia Securities Act granted by the British Columbia Securities Commission, shares of common stock held by certain selling shareholders who are residents of British Columbia may be offered and sold by means of this prospectus provided that (a) neither MarketU nor the selling shareholders take any actions for the purpose of, or that could reasonably be expected to have the effect of, preparing the market in British Columbia, or creating a demand in British Columbia, for the securities; (b) no acts, conduct, advertisements, solicitations or negotiations in furtherance of the trades of the common stock by the selling shareholders is undertaken by MarketU or the selling shareholders in British Columbia; (c) no extraordinary commission or other consideration is paid to a person or company in respect of the trades; (d) if the selling shareholder is an affiliate or officer of MarketU, the selling shareholder has no reasonable grounds to believe that MarketU is in default of securities legislation; and (e) the trades are executed through an exchange or market outside Canada or to a person or company that is not a resident of British Columbia. The selling shareholders are also required to trade their securities solely through a registered dealer in British Columbia. A total of 8,120,326 shares must meet these additional requirements.

MarketU has agreed to pay the expenses associated with registering the shares to be sold by the selling shareholders.

                            Description Of Securities

Common Stock

MarketU is authorized to issue 50,000,000 shares of common stock. As of January 31, 2002 MarketU had 10,711,684 outstanding shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common and preferred stock can elect all directors.

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of MarketU's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid until MarketU is in profit.

Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by MarketU. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of Common stock offered hereby will be, upon issuance, fully paid and non-assessable.

Preferred Stock

MarketU is authorized to issue up to 10,000,000 shares of preferred stock. MarketU's Articles of Incorporation provide that the Board of Directors has the authority to divide the unissued preferred stock into series and, within the limitations provided by the Nevada law, to fix by resolution the voting power, including rights to multiple votes per share, dividends rights which would have priority over any dividends paid with respect to MarketU's common stock, designations, preferences, and relative participation, special rights, and the qualifications, limitations, or restrictions of the shares of any series so established. The issuance of preferred stock with such rights may make more difficult the removal of management even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted take-over of MarketU.

Series A Preferred Stock

On April 20, 2000, the Board of Directors created a class of preferred stock, designated as the Series A Preferred stock and authorized the issuance of 4,500,000 Series A Preferred shares in connection with the acquisition of Home Finders Realty. As of January 15, 2002, MarketU had 3,500,000 shares of Series A Preferred stock issued and outstanding. Holders of the Series A Preferred stock are each entitled to one vote on all matters submitted to a vote of MarketU's shareholders. One Series A Preferred share together with one preferred share of MarketU's subsidiary may at any time be exchanged for one share of MarketU's common stock. In December 2001, 1,000,000 Series A preferred shares were converted to common stock.

Series B Preferred Stock

On October 19, 2001, the Board of Directors created a class of preferred stock, designated as the Series B Preferred stock and authorized the issuance of 3,416,667 Series B Preferred Shares and 1,708,333 share purchase warrants. As of January 15, 2002, MarketU had 666,667 shares of Series B Preferred shares issued and outstanding. Holders of the Series B Preferred stock are each entitled to one vote on all matters submitted to a vote of MarketU's shareholders. One Series B Preferred share may at any time be exchanged for one share of MarketU's common stock.

Series C Preferred  Stock

On February 14, 2002, the Board of Directors created a class of preferred stock, designated as the Series C preferred stock, and authorized the issuance of 1,750,000 Series C Preferred shares. Each Series C preferred share may at any time be exchanged for two shares of MarketU's common stock. Each Series C preferred share is entitled to one vote on all matters submitted to a vote of MarketU's shareholders. MarketU has granted Ikon Management Group Inc. an option to purchase the 1,750,000 Series C Preferred shares, plus 875,000 warrants, for $1,500,000 on or prior to March 31, 2002. Every two warrants entitle the holder to purchase one share of MarketU's common stock at a price of $0.50 per share at any time during the one year period following the date the warrants are issued, and at a price of $0.60 per share during the following year. The warrants expire two years after the date of issuance.

Options and Warrants outstanding

      As of January 31, 2002 MarketU has issued warrants and options which collectively allow the holders to purchase up to 4,164,220 shares of MarketU's common stock.

Transfer Agent

The transfer agent for MarketU's common stock is Corporate Stock Transfer, having an office at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

                                LEGAL PROCEEDINGS

MarketU is not engaged in any litigation, and the officers and directors presently know of no threatened litigation involving MarketU.


                                     Experts

The financial statements of MarketU, as of July 31, 2001 and July 31, 2000 and for the years ended July 31, 2001, 2000 and 1999, included as part of this prospectus, have been audited by KPMG LLP, independent accountants, as stated in their report dated October 19, 2001.

These financial statements have been included in this prospectus in reliance upon the report of KPMG LLP, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

Effective October 19, 2000 MarketU retained KPMG LLP to act as its auditors. In this regard KPMG LLP replaced Morgan & Company which had originally audited MarketU's financial statements for the fiscal years ended July 31, 1999 and 1998. The reports of Morgan & Company for these fiscal years did not contain an adverse opinion, or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During MarketU's two most recent fiscal years and subsequent interim periods, there were no disagreements with Morgan & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Morgan & Company would have caused Morgan & Company to make reference to such disagreements in its reports.

MarketU has authorized Morgan & Company to discuss any matter relating to MarketU's operations with KPMG LLP.

The change in auditors was recommended and approved by MarketU's board of directors. MarketU does not have an audit committee.

During the two most recent fiscal years and subsequent interim period ending October 19, 2000 MarketU did not consult with KPMG LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on MarketU's financial statements, or any matter that was the subject of a disagreement or what is defined as a reportable event by the Securities and Exchange Commission.

                                 Indemnification

MarketU's Bylaws authorize indemnification of a director, officer, employee or agent of MarketU against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of MarketU who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling MarketU pursuant to the foregoing provisions, MarketU has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             ADDITIONAL INFORMATION

MarketU is subject to the requirements of the Securities Exchange Act of 1934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by MarketU can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding MarketU. The address of that site is http://www.sec.gov.

MarketU has filed with Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to MarketU and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's Internet site.

Consolidated Financial Statements of


MARKETU INC.

(Expressed in U.S. Dollars)


Year ended July 31, 2001

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders

MarketU Inc.

We have audited the consolidated balance sheets of MarketU Inc. as of July 31, 2001 and July 31, 2000, and the related consolidated statements of operations, stockholders' equity (deficiency) and comprehensive loss and cash flows for each of the years in the three year period ended July 31, 2001. These consolidated financial statements are the responsibility of MarketU's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of MarketU Inc. as at July 31, 2001 and July 31, 2000 and the results of its operations and its cash flows for each of the years in the three year period ended July 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that MarketU will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, MarketU has suffered losses from operations and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Chartered Accountants

Abbotsford, Canada

October 19, 2001

 MARKETU INC.
 Consolidated Balance Sheets
 (Expressed in U.S. Dollars)

 July 31, 2001 and 2000

 ---------------------------------------------------------------------
                                                   2001          2000
 ---------------------------------------------------------------------

 Assets

 Current assets:
    Cash                                       $ 21,463     $   3,034
    Accounts receivable, net of allowance
    of $nil (2000 - $nil)                        35,780         6,821
    Prepaid expenses                             23,004        29,045
    Security deposits                            19,062        10,810
    ------------------------------------------------------------------
                                                 99,309        49,710

 Due from related parties (Note 3)               99,137        69,241

 Goodwill and intangible assets (Note 4)        616,352       913,078

 Fixed assets (Note 5)                           85,774        30,094

 Web site development (Note 6)                   59,770        33,563
 ---------------------------------------------------------------------
                                               $960,342    $1,095,686
 ---------------------------------------------------------------------

 Liabilities and Stockholders' Equity

 Current liabilities:
    Accounts payable and accrued
    liabilities                                $204,478     $  95,144
    Unearned revenue                             70,929       137,489
    Promissory notes payable (Note 7)                 -        24,887
    Payable to related parties (Note 8)          16,499        49,388
    ------------------------------------------------------------------
                                                291,906       306,908
 Stockholders' equity (Note 11):
    Common stock, par value of $0.001
     per share (Issued - 9,704,184; 2000
     - 5,054,367)                                 9,704         5,054
    Additional paid in capital                1,028,594       330,376
    Series A preferred stock, par value
     of $0.001 per share (Issued -
     4,500,000)                                 759,375       759,375
    Deficit                                 (1,130,504)     (306,932)
    Accumulative other comprehensive
    income:
       Cumulative exchange adjustment             1,267           905
     -----------------------------------------------------------------
                                                668,436       788,778
 Subsequent events (Note 13)
 Commitment (Note 15)
 ---------------------------------------------------------------------
                                               $960,342    $1,095,686
 ---------------------------------------------------------------------

 See accompanying notes to consolidated financial statements.

 MARKETU INC.
 Consolidated Statements of Operations
 (Expressed in U.S. Dollars)

 Years ended July 31, 2001, 2000 and 1999

 ------------------------------------------------------------------------
                                            2001        2000        1999
 ------------------------------------------------------------------------

 Revenue:
    Membership dues                    $ 226,820   $  86,100       $   -
    Referral fees                        433,198      94,563           -
    Miscellaneous revenue                 20,096       3,397           -
    ---------------------------------------------------------------------
                                         680,114     184,060           -

 Direct costs:
    Commissions                           53,712      17,040           -
    Courier                                1,743         655           -
    Credit card                            5,677       1,652           -
    Telephone                             25,816       6,779           -
    Wages and benefits                   234,549      33,008           -
    Web site maintenance and              86,242      14,839           -
    development
    ---------------------------------------------------------------------
                                         407,739      73,973           -

 ------------------------------------------------------------------------
 Gross margin                            272,375     110,087           -

 General and administrative expenses:
    Advertising and promotion              4,385       2,457           -
    Amortization - fixed assets           25,891       2,763           -
                         -               334,549      83,007           -
    goodwill and intangibles
    Automobile                                 -       1,083           -
    Bank charges and interest              4,972       1,010           -
    Consulting services                        -           -         382
    Computer services                      8,030       5,233           -
    Impairment loss on option to
    acquire shares                             -           -       2,170
    Insurance and licensing                9,643         937           -
    Investor relations and                17,658      16,261           -
    marketing
    Office rent                           24,960       5,963       2,299
    Office supplies                        8,826      12,891       1,557
    Professional fees                    184,482      72,051         245
    Maintenance and utilities             11,395       1,332           -
    Management fees                      141,359      77,172           -
    Severance costs                       40,905           -           -
    Stock transfer and filings             5,883       2,390       1,182
    Telephone                              7,079         734         948
    Travel                                43,657       1,229           -
    Wages and benefits                   222,273      19,286           -
    ----------------------------------------------------------------------
                                       1,095,947     305,799       8,783

 ------------------------------------------------------------------------
 Net loss for the year               $  (823,572) $ (195,712)   $ (8,783)
 ------------------------------------------------------------------------

 Net loss per common share, basic
 and diluted                          $    (0.07)  $   (0.03)     $    -

 Weighted average common shares
  outstanding, basic and diluted      12,549,505   5,940,980   4,552,200
 ------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

MARKETU INC.
Consolidated Statements of Stockholders' Equity (Deficiency) and
  Comprehensive Loss
(Expressed in U.S. Dollars)
Years ended July 31, 2001, 2000 and 1999

--------------------------------------------------------------------------------


                                                                                          Accumulated
                                                         Additional                          other
                                   Common stock           paid in         Series A         comprehen-     Accumulated
                                                          capital      Preferred Stock     sive income      deficit      Total
                                Shares      Amount                    Shares      Amount
----------------------------------------------------------------------------------------------------------------------------------

Balance, July 31, 1998        4,552,200     $4,552       $ 82,128         -        $   -    $      -      $ (102,437)  $ (15,757)
Loss for the year                     -          -              -         -            -           -          (8,783)     (8,783)
----------------------------------------------------------------------------------------------------------------------------------
Balance, July 31,             4,552,200     $4,552       $82,128          -        $   -    $      -      $ (111,220)    (24,540)
 1999
----------------------------------------------------------------------------------------------------------------------------------
Issuance of common              200,000     $  200       $49,800          -        $   -    $      -      $        -   $  50,000
 stock for cash,
 December 15, 1999
 at $0.25 per share

Issuance of common
 stock for cash,
 February 10, 2000
 at $0.50 per share              50,000         50        24,950          -            -           -               -      25,000

Issuance of common
 stock for cash,
 March 10, 2000 at
 $0.75 per share                 61,500         61        30,689          -            -           -               -      30,750

Issuance of common
 stock for cash,
 March 17, 2000 at
 $0.75 per share                125,667        126        94,124          -            -           -               -      94,250

Series A preferred
 stock issued on
 purchase of Home
 Finders Realty
 (Note 2(a)(i))                       -          -             -  4,500,000      759,375           -               -     759,375

Issuance of common
 stock for cash,
 May 5, 2000 at
 $0.75 per share                 65,000         65       48,685           -            -           -              -       48,750

Comprehensive loss:
 Translation
  adjustment                          -          -            -           -            -         905              -          905
Loss for the
  year                                -          -            -           -            -           -       (195,712)    (195,712)
    ------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (194,807)
    ------------------------------------------------------------------------------------------------------------------------------
Balance, July 31, 2000        5,054,367     $5,054     $330,376   4,500,000     $759,375     $   905      $(306,932)    $788,778
----------------------------------------------------------------------------------------------------------------------------------
Common stock issued
 for compensation
 on August 8, 2000
 at fair market
 value of $0.25 per
 share                          71,000      $   71     $ 17,679           -     $      -     $     -      $       -     $ 17,750

Common stock issued
 for cash on
 October 19, 2000
 at $0.15 per
 share, net of
 issuance costs of
 $2,130                      2,589,569        2,590      383,715          -            -           -              -      386,305

Issuance of common
 stock under
 subscription on
 October 19, 2000
 at $0.15 per share            544,218          544       81,089          -            -           -              -       81,633

Less note
   receivable for
   subscription
   (Note 11(d))                      -            -      (81,633)         -            -           -              -      (81,633)

Common stock issued
 as compensation
 for services
 November 24, 2000
 at fair market
 value of $0.19 per
 share                           4,000            4          756          -            -           -              -         760

Subscription
 receivable paid on
 January 31, 2001                    -            -       20,000          -            -           -              -      20,000
---------------------------------------------------------------------------------------------------------------------------------
Balance forward              8,263,154      $ 8,263   $  751,982  4,500,000     $759,375     $   905     $ (306,932) $1,213,593


MARKETU INC.
Consolidated Statements of Stockholders' Equity (Deficiency) and
  Comprehensive Loss (Continued)
(Expressed in U.S. Dollars)
Years ended July 31, 2001, 2000 and 1999


                                                                                          Accumulated
                                                         Additional                          other
                                   Common stock           paid in         Series A         comprehen-     Accumulated
                                                          capital      Preferred Stock     sive income      deficit      Total
                                Shares      Amount                    Shares      Amount
----------------------------------------------------------------------------------------------------------------------------------

Balance forward               8,263,154   $ 8,263        $751,982   4,500,000   $759,375    $  905       $ (306,932)  $ 1,213,593

Common stock issued for
acquisition of AMRR.com,
 Inc. (Note 2(a)(ii))           446,530       447          83,277           -          -         -                -        83,724

Common stock issued
 as  compensation
 for services on
 February 26, 2001
 at fair market
 value of $0.19 per
 share                            1,000         1            189            -          -          -               -           190

Common stock issued
 for cash on March
 5, 2001 at $0.20
 per share, net of
 issuance costs of
 $1,162                         375,000       375         73,463            -          -          -               -        73,838

Common stock issued
  as compensation
  for services on
  May 7, 2001 at
  fair market value
  of $0.16 per share            88,500         88         14,073            -          -          -               -        14,160

Common stock issued
 for cash on May
 22, 2001 at $0.20
 per share net of
 issuance costs of
 $60                           375,000        375         74,565            -          -          -               -        74,940

Common stock issued
 for cash on May
 29, 2001 at $0.20
 per share net of
 issuance costs of
 nil                           150,000        150         29,850            -          -          -               -        30,000

Common stock issued
 as compensation
 for services on
 May 31, 2001 at
 fair market value
 of $0.24 per share             5,000           5         1,195             -          -          -               -         1,200

Comprehensive loss:
    Translation
     adjustment                     -           -             -             -          -        362               -           362

Loss for the year                   -           -             -             -          -          -        (823,572)     (823,572)
    -------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (823,210)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, July 31,
 2001                       9,704,184       $9,704   $1,028,594     4,500,000   $ 759,375    $ 1,267     (1,130,504)     $668,436
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

MARKETU INC.
Consolidated Statements of Cash Flows
(Expressed in U.S. Dollars)
Years ended July 31, 2001, 2000 and 1999

 ---------------------------------------------------------------------------
                                              2001       2000        1999
 ---------------------------------------------------------------------------

 Cash flows from operating activities:
    Loss for the year                    $ (823,572)  $(195,712)    $ (8,783)

    Items not involving cash:
    Amortization                            360,440     85,770             -
    Amortization of web site                 44,383      8,256             -
    development costs
    Impairment loss on option to                  -          -         2,170
    acquire shares
    Common shares issued for                 34,060          -             -
    services
    Changes in operating asset and
    liabilities:
       Accounts receivable                  (26,404)    (2,333)            -
       Prepaid expenses                       6,041      4,374           604
      Security deposits                      (8,252)       (82)            -
       Accounts payable and                 109,964     31,487        (4,000)
       accrued liabilities
       Unearned revenue                     (66,560)   (34,440)            -
                                          ------------------------------------
    Net cash used in operating             (369,900)  (102,680)      (10,009)
    activities

 Cash flows from investing activities:
    Purchase of fixed assets               (75,964)       (171)            -
    Web site development                   (70,590)    (17,960)            -
    Cash acquired on purchase of
    Home Finders Realty                          -       1,644             -
    Notes issued to Home Finders
    Realty prior to acquisition                  -     (92,334)            -
                                        ---------------------------------------
   Net cash used in investing             (146,554)   (108,821)            -
    activities

 Cash flows from financing activities:
    Net proceeds from issuances of
    and subscriptions for common           585,084     248,750             -
    stock
    Advances to related party              (13,153)    (35,164)
    Repayment of advances to                 1,726           -             -
    related parties
    Advances from (to) shareholder         (13,887)      9,842             -
    Repayment of promissory notes          (24,887)     (8,893)            -
                                        ---------------------------------------
    Net cash provided by financing         534,883     214,535             -
    activities                          ---------------------------------------
 Increase (decrease) in cash                18,429       3,034       (10,009)

 Cash, beginning of year                     3,034           -        10,009
                                        --------------------------------------
 Cash, end of year                       $  21,463    $  3,034       $     -
                                        --------------------------------------
 Supplementary disclosure:
    Non-cash investing and financing
    transactions:
     Purchase of Home Finders
       Realty for stock and debt,
       net of cash acquired (Note        $       -  $1,090,518       $     -
       2(a)(i))
     Purchase of AMRR.com, Inc.
       for stock (Note 2(a)(ii))            83,724          -              -
     Notes receivable
       extinguished on acquisition               -     92,334              -
       of Home Finders Realty
    Interest paid                            3,455      1,010              -
    Income taxes paid                            -          -              -
                                        ----------------------------------------

See accompanying notes to consolidated financial statements.

MARKETU INC.
Notes to Consolidated Financial Statements
(Expressed in U.S. Dollars)

Years ended July 31, 2001, 2000 and 1999

------------------------------------------------------------------------------

1. General and future operations:

   MarketU Inc. ( "MarketU" or the "Company") was incorporated under the laws of the State of Nevada on June 4, 1997. To April 28, 2000, it was substantially inactive and, for financial reporting purposes, considered to be a development stage enterprise. On April 28, 2000, MarketU acquired two Canadian subsidiaries in a series of transactions that were accounted for as a business combination utilizing the purchase method with MarketU identified as the acquirer. The acquired Canadian subsidiaries were Home Finders Realty Ltd. and Most Referred Real Estate Agents Inc. (collectively "Home Finders Realty").

   On February 14, 2001 MarketU acquired approximately 86.9% of the issued and outstanding shares of AMRR.com Inc. ("AMRR") through a share issuance. Prior to July 31, 2001 and pursuant to the purchase agreement, AMRR purchased for cash, the remaining outstanding shares of AMRR for cancellation. The effect of this transaction increased MarketU's ownership in AMRR to 100%.

   On July 31, 2001 Home Finders Realty Ltd. and Most Referred Real Estate Agents Inc. were amalgamated into Most Referred Real Estate Agents Inc.

   Home Finders Realty's operations are included since April 28, 2000. AMRR's operations are included since February 14, 2001.

   These consolidated financial statements have been prepared on a going concern basis in accordance with generally accepted accounting principles in the United States of America. The going concern basis of presentation assumes MarketU will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, discussed below, currently exist that raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   Operations to date have primarily been financed through the issuance of common stock. MarketU suffered losses from operations and negative cash flows from operations and at July 31, 2001 has an accumulated deficit of $1,130,504. MarketU does not have sufficient working capital to sustain operations until the end of the year ended July 31, 2002. Additional debt or equity financing of approximately $2,000,000 will be required and may not be available on reasonable terms. If sufficient financing cannot be obtained, MarketU may be required to reduce operating activities.

   Management's intention is to generate sufficient financing through one or more private placements of MarketU's preferred stock. Management has arranged in private placement, that upon closing, will provide sufficient financing for the next twelve months' operations (see Note 13).

2. Significant accounting policies:

   (a)      Basis of presentation:

      (i)   Acquisition of Home Finders Realty:

         On April 28, 2000, MarketU acquired all of the issued and outstanding shares of Home Finders Realty. This transaction was completed by issuing 4,500,000 voting, convertible Series A Preferred shares to the shareholders of Home Finders Realty. Upon completion of this transaction the former shareholders of Home Finders Realty held approximately 47.4% of the voting shares of MarketU.

         The steps utilized to complete this transaction were as follows:

         - MarketU incorporated 604587 British Columbia Ltd. ("604587"), as a wholly-owned subsidiary, to facilitate the transaction. 604587's sole purpose was to facilitate the transaction and has no operations.

         - 604587 issued 4,500,000 non-voting preferred shares and MarketU issued 4,500,000 voting Series A preferred shares, to the former shareholders of Home Finders Realty in exchange for all of the issued and outstanding common shares of Home Finders Realty. The non-voting preferred shares have nominal value and are not entitled to equity of MarketU beyond their nominal value. The non-voting shares were issued to facilitate the exchange of the voting Series A preferred shares at a future date and to allow the Canadian shareholders of Home Finders Realty to complete the transaction on a tax-deferred basis.

         The preferred shareholders of 604587 and MarketU can cause, at their option, MarketU to convert one preferred share in 604587 and one Series A preferred share of MarketU into one common share of MarketU at any time at their option. This is summarized as follows:

         --------------------------------------------------------------
                                                            Shares of
                                                            MarketU's
          Series A                   Preferred shares     common stock
          preferred shares             of 604587            issuable
                                                          upon exchange
         --------------------------------------------------------------
          4,500,000                     4,500,000            4,500,000
         ==============================================================

         This business combination has been accounted for as a purchase of Home Finders Realty by MarketU.

      (i)   Acquisition of Home Finders Realty (continued):

         The effective 4,500,000 common shares issued by MarketU on the acquisition have been valued based on their market trading price at the time the transaction was agreed to and announced. The consideration paid has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at April 28, 2000, the acquisition date, which are as follows:

         --------------------------------------------------------------
         Assets acquired:

             Cash                                             $  1,644
             Other current assets                               50,968
             Fixed assets                                       32,869
             Other assets                                      102,930
             ----------------------------------------------------------
                                                               188,411
         Goodwill                                              996,085
         --------------------------------------------------------------
                                                             1,184,496
         Less:

             Debt assumed on acquisition                     (332,787)
             Note receivable due from Home Finders
                Realty extinguished on acquisition            (92,334)
             ----------------------------------------------------------
                                                             (425,121)
             ----------------------------------------------------------
         Fair market value of Series A preferred shares
          issued upon acquisition of Home Finders Realty      $759,375
         --------------------------------------------------------------

      (ii)  Acquisition of AMRR

         On February 14, 2001 MarketU acquired approximately 86.9% of the issued and outstanding shares of AMRR. This transaction was completed by issuing 446,530 common shares of MarketU to the shareholders of AMRR in exchange for 223,265 common shares in AMRR. Prior to July 31, 2001 and pursuant to the purchase agreement, AMRR purchased, for cash, the remaining outstanding shares of AMRR for cancellation. The effect of this transaction increased MarketU's ownership in AMRR to 100%. The cash outlay by AMRR is recoverable from other parties including the sole director of AMRR.

         The 446,530 common shares issued by MarketU on the acquisition have been valued based on their market trading price at the time the transaction was agreed to and announced. upon the fair market value of the assets acquired.

      (ii)  Acquisition of AMRR (continued):

         The consideration paid has been allocated to the assets acquired and liabilities assumed, based on their estimated fair values at February 14, 2001, the acquisition date, which are as follows:

         --------------------------------------------------------------
         Assets acquired:
             Other current assets                              $ 2,555
             Fixed assets                                        8,731
             Trademark brand rights                             37,823
             ----------------------------------------------------------
                                                                49,109

         Debt to AMRR extinguished on acquisition               34,615
         --------------------------------------------------------------
         Fair market value of common shares
         issued upon acquisition of AMRR                       $83,724
         --------------------------------------------------------------

      (iii) Unaudited pro forma information:

         The following table reflects unaudited pro forma information, which combines the operations of Home Finders Realty, AMRR and MarketU for the years ended July 30, 2001 and 2000, as if the acquisitions had taken place at the beginning of these years. Appropriate adjustments have been made to reflect the accounting basis used in recording these acquisitions.

         --------------------------------------------------------------
                                              Year ended       Year
                                               July 31,        ended
                                                 2001      July 31, 2000
         --------------------------------------------------------------
          Revenue:
              Membership                       $ 226,820     $ 378,656
              Referral fees                      433,198       232,454
              Other                               20,096         4,745
                                             --------------------------
                                                 680,114       615,855
          Cost of sales                          407,739       275,941
         --------------------------------------------------------------
          Gross margin                           272,375       339,914

          General and administrative             769,185       672,764
         expenses
          Amortization of goodwill and           339,592       339,592
         intangibles
         --------------------------------------------------------------
                                               1,108,777     1,012,356
         --------------------------------------------------------------
          Pro forma net loss                  $(836,402)     $(672,442)
         --------------------------------------------------------------

         Pro forma net loss per share, basic   $  (0.07)     $  (0.11)
         and diluted
         --------------------------------------------------------------

   (b)      Consolidation:

      The consolidated financial statements include the accounts of MarketU and all of its directly and indirectly owned subsidiaries since acquisition, all of which are wholly-owned.

      All significant inter-company balances and transactions have been eliminated in the consolidated financial statements. As indicated in Note 2(a)(i), the 4,500,000 non-voting preferred shares of 604587 have a nominal value assigned in accordance with their economic rights. Accordingly, minority interest is not separately presented in the consolidated balance sheet.

   (c)      Use of estimates:

      The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and reported revenues and expenses for the reporting period. Actual results may significantly differ from those estimates.

    (d)     Foreign currency translation:

      MarketU's reporting and functional currency is the U.S. dollar. The operations of MarketU's subsidiaries are located in Maple Ridge, Canada and their functional currency is the Canadian dollar. The operations have been translated into U.S. dollars using the current rate method whereby the assets and liabilities are translated at the rates of exchange in effect at the balance sheet date and revenue and expenses are translated at the average rates of exchange during the year.

      Adjustments from the translation of the subsidiaries financial information are included in comprehensive income (loss) and as a separate component of stockholders' equity (deficiency).

   (e)      Fixed assets:

      Fixed assets are recorded at cost. Amortization has been provided using the following rates:

            Office equipment                  20% declining balance
            Automotive                        30% declining balance
            Computer hardware                 30% declining balance
            Computer software                 100% declining balance
            Leasehold improvements            Straight-line over lease term

   (f)      Goodwill and intangible assets:

      Goodwill arose on the acquisition of Home Finders Realty and is recorded at cost. Amortization has been provided on a straight line basis over 36 months from date of acquisition.

      Intangible assets are brand name rights related to the purchase of AMRR and are recorded at cost. Amortization has been provided on a straight line basis over 60 months from date of acquisition.

   (g)      Income taxes:

      MarketU follows the asset and liability method of accounting for income taxes. Under this method, current taxes are recognized for the estimated income taxes payable for the current period.

      Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax basis as well as the benefit of losses available to be carried forward to future years for tax purposes.

      Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is not more likely than not that such future tax assets will be realized.

   (h)      Net loss per share:

      Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Common shares issuable for little or no cash consideration upon the exchange of preferred shares are included in basic net loss per share (Note 2(a)(i)). Diluted loss per share is computed using the weighted average number of common stock and potentially dilutive common stock outstanding during the period. As MarketU has a net loss in the years ending July 31, 1999, 2000 and 2001, basic and diluted net loss per share are the same.

   (i)      Web site development:

      MarketU accounts for web site development costs in accordance with EITF 00-2. Under this standard, web site development, including customizing database software, development of HTML web page templates and installation of servers as well as significant upgrades and enhancements, are capitalized. Amortization of these costs is provided for over two years on a straight-line basis and is recorded as part of web site maintenance and development expenses. Routine web-site maintenance costs, operating costs and costs associated with upgrades that do not increase functionality are expensed as incurred.

   (j)      Stock-based compensation:

      MarketU accounts for its employee stock-based compensation arrangement in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense under fixed plans is recorded on the date of grant only if the market value of the underlying stock at the date of grant exceeds the exercise price. MarketU recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the equity instruments issued.

      SFAS No. 123, Accounting for Stock Based Compensation, requires entities that continue to apply the provisions of APB Opinion No. 25 for transactions with employees to provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions.

      Pro forma net loss and pro forma net loss per share are disclosed in Note 11(b).

   (k)      Revenue recognition:

      MarketU earns revenues from the sale of annual non-refundable realtor memberships and through referral fees resulting when a person buys or sells a house through a member realtor referred by MarketU. Membership fees are recognized over the membership period from the commencement of the membership term. Referral fees are recorded when earned and collection is reasonably assured.

3. Due from related parties:


   -------------------------------------------------------------------
                                                    2001         2000
   -------------------------------------------------------------------

   612559 B.C. Ltd                               $12,885     $      -
    Bill Coughlin                                 86,282       69,241
   -------------------------------------------------------------------
                                                 $99,137      $69,241
   ===================================================================

   The amount due from 612559 B.C. Ltd. ("612559") is without interest or specified terms of repayment and is unsecured. 612559 is a beneficial shareholder in MarketU. Four directors and two officers of MarketU are also directors and officers of 612559.

   The amount due from Bill Coughlin (the "shareholder") is without interest, has no specified terms of repayment and is unsecured. The shareholder is also a director of MarketU. The amount due from shareholder arose due to Home Finders Realty funding certain expenditures pertaining to the shareholder prior to the purchase transaction described in Note 2(a)(i) and payment of certain personal expenses in 2001. Pursuant to a verbal agreement between MarketU and the shareholder, the amount due is to be repaid from proceeds received by the shareholder from sales of MarketU's common shares on the open market. At July 31, 2001 the shareholder held common shares having a market value in excess of the amount due.

4. Goodwill and intangible assets:

   ---------------------------------------------------------------------
                                                     2001          2000
   ---------------------------------------------------------------------

   Cost
     Goodwill                                    $996,085      $996,085
     Intangible assets                             37,823             -
   ---------------------------------------------------------------------
                                                1,033,908       996,085
    Accumulated amortization
     Goodwill                                   (415,035)      (83,007)
     Intangible assets                            (2,521)             -
   ---------------------------------------------------------------------
                                                (417,556)        83,007

    Net book value                               $616,352      $913,078
   =====================================================================

5. Fixed assets:

   Fixed assets consist of the following:

   ---------------------------------------------------------------------
                                                     2001          2000
   ---------------------------------------------------------------------

   Cost:
        Automotive                                      -       $ 7,172
        Computer hardware                          67,841        16,278
        Computer software                          17,843        25,813
        Leasehold improvements                     20,185             -
        Office equipment                           34,260        10,787
       -----------------------------------------------------------------
                                                  140,129        60,050
   Accumulated amortization:
       Automotive                                       -       (3,341)
       Computer hardware                         (21,599)       (5,064)
       Computer software                         (15,795)      (11,246)
       Leasehold improvements                     (8,074)             -
       Office equipment                           (8,887)      (10,305)
       -----------------------------------------------------------------
                                                 (54,355)      (29,956)
   ---------------------------------------------------------------------
   Net book value                                $85,774       $30,094
   =====================================================================

6. Website development:

   ---------------------------------------------------------------------
                                                     2001          2000
   ---------------------------------------------------------------------

   Cost                                         $ 141,202       $70,612
   Accumulated amortization                       (81,432)      (37,049)
   ---------------------------------------------------------------------
   Net book value                                 $59,770       $33,563
   ---------------------------------------------------------------------


7. Promissory notes payable:

   ---------------------------------------------------------------------
                                                     2001          2000
   ---------------------------------------------------------------------

   Note payable, with interest at 10% per
   annum (reduced to 8.5% per annum if fully
   repaid by December 2, 2000), no fixed            $   -        $9,083
   terms of repayment, unsecured

   Note payable, with interest at 10% per
   annum (reduced to 8.5% per annum if fully
   repaid by December 2, 2000), no fixed                -        15,804
   terms of repayment, unsecured
   ---------------------------------------------------------------------
                                                    $   -       $24,887
   =====================================================================

8. Payable to related parties:

   ---------------------------------------------------------------------
                                                     2001          2000
   ---------------------------------------------------------------------
   MGA Connectors Ltd. ("MGA"), without
   interest or specified terms of repayment,      $16,499         $   -
   unsecured

   Due to AMRR.com Inc. ("AMRR"), without
   interest or specified terms of repayment             -        49,388
   ---------------------------------------------------------------------
                                                  $16,499       $49,388
   ---------------------------------------------------------------------

   An officer of MarketU is also an officer MGA.


9. Income taxes:

   MarketU has income tax loss carryforwards of approximately $708,000 which are available to reduce future taxable income. The benefits of the losses has not been recognized in the financial statements. The losses will expire as follows:

   --------------------------------------------------------------------
                                          Canada       U.S.      Total
   --------------------------------------------------------------------
   --------------------------------------------------------------------

   2005                                 $ 25,000     $    -   $ 25,000
   2006                                   22,000          -     22,000
   2007                                   61,000          -     61,000
   2008                                  175,000          -    175,000
   2010                                        -     81,000     81,000
   2011                                        -    344,000    344,000
   --------------------------------------------------------------------

   Significant components of MarketU's deferred tax assets and liabilities are shown below. A valuation allowance has been recognized to fully offset the net future tax assets as realization of such net assets is uncertain.

   --------------------------------------------------------------------
                                                       2001       2000
   --------------------------------------------------------------------
    Deferred tax assets:
       Operating loss carryforwards                $275,000   $ 67,000
       Unearned revenues                             26,000     59,000
       ----------------------------------------------------------------
                                                    301,000    126,000
   Valuation allowance for deferred tax assets    (272,000)  (109,000)
   --------------------------------------------------------------------
   Net deferred tax assets                           29,000     17,000
   Deferred tax liabilities:
       Capital assets and web site development     (21,000)    (5,000)
       Prepaid expenses                             (8,000)   (12,000)
      ----------------------------------------------------------------
                                                   (29,000)   (17,000)
   --------------------------------------------------------------------
                                                     $    -      $   -
   ====================================================================

10.   Financial instruments:

   Credit risk:

   MarketU's financial instruments consist of cash, accounts receivable, security deposit, amount due (from) related parties, accounts payable and accrued liabilities, and promissory notes payable. It is the opinion of management that the maximum credit risk equals their carrying values.

   Fair value:

   The carrying values of cash, accounts receivable, security deposit, accounts payable and accrued liabilities, promissory notes payable and payable to related parties approximate fair value due to the short-term maturities of these instruments.

   It is not practicable to determine the fair value of the amounts due from related parties nor amounts due to related parties due to their related party nature and the absence of a secondary market for such instruments.

   Foreign Exchange Risk:

   MarketU's Canadian subsidiaries, Home Finders Realty Ltd. and Most Referred Real Estate Agents Inc., operate in Canadian dollars. As a result, the amounts included in the consolidated financial statements relating to these two subsidiaries will fluctuate with the Canadian foreign exchange rate.


11.   Share capital:

   (a) Authorized:
         50,000,000 Common shares, par value of $0.001 per share
         10,000,000 Preferred shares, par value $0.001 per share, designated as follows:
            4,500,000 Series A preferred shares
            5,500,000 Unissued and undesignated

      During 2000, MarketU created the Series A preferred shares and allocated 4,500,000 of the Preferred shares to Series A.

      Each share of MarketU's Series A preferred stock is entitled to one vote on all matters submitted to a vote of MarketU's stockholders. The Series A preferred shares are not entitled to any dividends or any distributions upon the liquidation of MarketU.

      One Series A preferred share of MarketU together with one preferred share of 604587 British Columbia Ltd. may be exchanged for one share of MarketU's common stock. Otherwise, the rights and preferences of the unissued and undesignated Preferred shares have not been determined.

   (b)  Options:

      The following table sets forth information concerning the options granted to MarketU's officers, directors, employees and others and the exercise price as of July 31, 2001:

      ------------------------------------------------------------------
                                                Number of      Weighted
                                                  options       average
      Date                                        grantedexercise price
      ------------------------------------------------------------------
      Balance, July 31, 1998
       and 1999                                         -             -

      Issuances:
         December 6, 1999                         400,000         $0.25
         March 6, 2000                            300,000         $1.00
         April 28, 2000                           567,000         $0.43
     ------------------------------------------------------------------
      Balance, July 31, 2000                    1,267,000         $0.51

      Issuances:
         May 25, 2001                             715,000         $0.25

      Cancellations:
         September 21, 2000                     (400,000)         $0.25
         September 21, 2000                     (300,000)         $1.00
         September 21, 2000                      (40,000)         $0.43
         February 26, 2001                        (3,000)         $0.43
       ------------------------------------------------------------------
      Balance, July 31, 2001                    1,239,000         $0.33


      All options were exercisable upon issuance.

      Options outstanding at July 31, 2001 are as follows:

      -----------------------------------------------------------------
             Number of                          Expiry         Exercise
              shares                             date           price
      -----------------------------------------------------------------
             524,000                       August 1, 2003        $0.43
             715,000                         June 1, 2003        $0.25
      -----------------------------------------------------------------
           1,239,000
      =================================================================

      The following options, included in the total above, have been issued and remain unexercised as of July 31, 2001 under the "Incentive Stock Option Plan", and the "Non-qualified Stock Option Plan".

      -----------------------------------------------------------------
                                                  Number of
                                                   options       Exercise
      Date of grant                Expiry date     granted        price
      -----------------------------------------------------------------
      Incentive Stock Option
      Plan:
          May 20, 2000           August 1, 2003    50,0001       $0.43


      Non-qualified Stock Option
      Plan:
          May 20, 2000           August 1, 2003    344,000       $0.43

          May 25, 2001             June 1, 2003    715,000       $0.25

      -----------------------------------------------------------------

     1. Subsequent to the year-end, these options were cancelled and reissued at the same price and terms under the Non-qualified Stock Option Plan.

      The fair value of options granted to employees in fiscal 2001 was $0.13 (2000 - $0.29) per share.

      Pro forma loss and loss per share after consideration of fair market value of share options granted is as follows:

      ------------------------------------------------------------------
                                  Year ended     Year ended     Year ended
                                 July 31,2001  July 31, 2000   July 31,1999
         ------------------------------------------------------------------

      Net loss as reported        $(823,572)     $(195,712)     $(8,783)

      Pro forma compensation for
       stock options                (91,872)      (125,310)            -
       ------------------------------------------------------------------
      Pro forma loss              $(915,444)     $(321,022)     $(8,783)
      ===================================================================
         Pro forma loss per share,
       basic and diluted             $(0.07)        $(0.05)     $     -
      ===================================================================

   (c)      Warrants:

      The following table sets forth information concerning warrants granted:

      --------------------------------------------------------------------
                                                                 Weighted
                                                   Number of      average
      Date of grant                                warrants      exercise
                                                    granted       price
      ---------------------------------------------------------------------
       Balance, July 31,
        1998 and 1999                                    -           -

      Issuances:
        December 15, 1999                          200,000       $0.75
        March 17, 2000                              50,000       $0.75
        March 17, 2000                              61,500       $1.00
        March 17, 2000                              59,000       $1.00
        March 17, 2000                              66,667       $0.75
        May 5, 2000                                 65,000       $1.25
        May 5, 2000                                 65,000       $1.50
      -----------------------------------------------------------------
      Balance, July 31,                            567,167       $0.95
        2000

      Issuances:
        October 18, 2001                         1,566,893       $0.25
        May 22, 2001                               375,000       $0.25
        May 29, 2001                               150,000       $0.25

      Expirations:
        February 10, 2001                         (50,000)       $0.75
        March 10, 2001                            (61,500)       $0.75
        March 17, 2001                           (125,667)       $1.00
        May 1, 2001                               (65,000)       $1.25
        May 1, 2001                               (65,000)       $1.50
      -----------------------------------------------------------------
      Balance, July 31,                          2,291,893       $0.29
        2001
      ==================================================================

      Warrants outstanding as at July 31, 2001 are as follows:

      ------------------------------------------------------------------
      Number of shares                     Expiry date     Exercise price
      ------------------------------------------------------------------
           200,000                      December 22, 2001      $0.75
         1,566,893 (1)                   October 18, 2002      $0.25
           375,000                          July 13, 2003      $0.25
           150,000                           May 29, 2003      $0.25
      ------------------------------------------------------------------
         2,291,893
      ==================================================================

     1.   Exercise Price increases to $0.30 after October 18, 2001.

   (d)      Note receivable for subscription:

      The note receivable for subscription is without fixed terms of repayment, is non-interest bearing and secured by the common shares under subscription. Subsequent to the year-end the terms of the note were altered to include interest at 7.5%.

12.   Stock compensation plans:

   (a)      Incentive stock option plan:

      The incentive stock option plan authorizes the issuance of options to purchase shares of MarketU's common stock. Only officers, directors, and employees of MarketU may be granted options pursuant to the Incentive Stock Option Plan.

      The total fair market value of the shares of common stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

      Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the common stock of MarketU may not be exercisable after five years from the date of grant.

      The purchase price per share of common stock, purchasable under an option, is determined by MarketU's Board of Directors but cannot be less than the fair market value of the common stock on the date of the grant of the option.

   (b)      Non-qualified stock option plan:

      The non-qualified stock option plan authorizes the issuance of options to purchase shares of MarketU's common stock to MarketU's employees, directors, officers, consultants or advisors and such services. The option exercise price and expiration date are determined by MarketU's Board of Directors.

   (c)      Stock bonus plan:

      MarketU's stock bonus plan authorizes the issuance of shares of common stock to MarketU's employees, directors, officers, consultants and advisors provided however, that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

   All options outstanding and issued during the period are listed in Note
   11(b).

13.   Subsequent events:

   On September 25, 2001 MarketU signed a subscription agreement for the sale of preferred stock of MarketU in three private placements. In anticipation of this subscription, MarketU designated 3,500,000 of its undesignated preferred shares as Series B preferred shares.

   Private Placement 1 is for the purchase of 1,666,667 units ("PP1 Units") at a price of $0.15 per PP1 Unit for total proceeds of $250,000, of which $50,000 was received on September 17, 2001, $50,000 was received on October 19, 2001 and $150,000 remains outstanding as of October 19, 2001. 666,667 of Series B preferred shares and 333,334 warrants were issued on October 19, 2001 based on the $50,000 received. Each PP1 Unit consists of one voting Series B Preferred share in the capital stock of MarketU (a "Preferred Share") and a one-half of one non-transferable share purchase warrant (a "PP1 Warrant"). Each PP1 Warrant (one whole warrant) will entitle the holder to purchase one Common Share in the capital stock of MarketU at a price of $0.25 per share for a 12-month period commencing on the date of issuance of the PP1 Warrants.

   Private Placement 2 is for the purchase from MarketU of 1,000,000 units (the "PP2 Units") at a price of $0.50 per PP2 Unit, for an aggregate purchase price of $500,000 (the "PP2 Purchase Price") to be paid on or before November 30, 2001. Each PP2 Unit consists of one Preferred Share and one-half of one non-transferable share purchase warrant (a "PP2 Warrant"). Each PP2 Warrant (one whole warrant) will entitle the holder to purchase one Common Share in the capital stock of MarketU at a price of $0.60 per share for a 12-month period commencing on the date of issuance of the PP2 Warrants.

   Private Placement 3 is for the purchase of such number of units (the "PP3 Units") at a price per PP3 Unit calculated as the lesser of (a) $1.00 and (b) the average of the closing price of MarketU's Common Shares within the 30 trading days immediately preceding the PP3 Closing Date of February 28, 2001, for an aggregate purchase price of $750,000 (the "PP3 Purchase Price"). Each PP3 Unit consists of one Preferred Share and one-half of one non-transferable share purchase warrant (a "PP3 Warrant"). Each PP3 Warrant (one whole warrant) will entitle the holder to purchase one Common Share in the capital stock of MarketU at a price of US$1.25 per share for a 12-month period commencing on the date of issuance of the PP3 Warrants.

   Each Preferred Share may at any time be exchanged for one Common Share of MarketU without additional payment to MarketU. Any Preferred Shares that remain unexercised on the date which is one year from the date of issuance will be deemed converted. In the event of liquidation, dissolution or winding up of MarketU, the holders of the Preferred Shares will be entitled to receive an amount equal to the paid-up capital of each such share, before any amount shall be paid or the assets of MarketU will be distributed to the holders of Common Shares and Series A Preferred Shares. After payment of the aforesaid amounts to the holders of the Preferred Shares they shall not as such be entitled to share any further in the distribution of the assets of MarketU.

14.   Segmented information:

   Management has determined that MarketU operates in one operating segment which involves the generation of real estate referrals. Substantially all of MarketU's operations, assets and employees are located in Canada; however, substantially all of MarketU's revenues are from customers located in the United States.

15.   Commitment:

   MarketU has a premises lease commitment of $27,686 in 2002 and $18,457 in 2003.

Interim Consolidated Financial Statements of

MARKETU INC.
(Expressed in U.S. Dollars)

Three months ended October 31, 2001
(Unaudited)

MARKETU INC.
Interim Consolidated Balance Sheets
(Expressed in U.S. Dollars)

October 31, 2001 and July 31, 2001

-------------------------------------------------------------------------------
                                                      October 31
                                                         2001          July 31
                                                     (Unaudited)         2001
-------------------------------------------------------------------------------
Assets

Current assets:
  Cash                                                  $ 4,216      $ 21,463
  Accounts receivable, net of allowance of $nil
    (July 31 - $nil)                                     35,671        35,780
  Prepaid expenses                                       26,706        23,004
  Security deposits                                      18,455        19,062
  ----------------------------------------------------------------------------
                                                         85,048        99,309

Due from related parties (Note 4)                       112,815        99,137

Goodwill and intangible assets (Note 5)                 616,352       616,352

Fixed assets (Note 6)                                   104,492        85,774

Web site development                                     82,082        59,770
------------------------------------------------------------------------------
                                                    $ 1,000,789     $ 960,342


See accompanying notes to interim consolidated financial statements.

Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable and accrued liabilities              $ 204,328     $ 204,478
  Unearned revenue                                         87,230        70,929
  Payable to related parties (Note 7)                      30,682        16,499
  ------------------------------------------------------------------------------
                                                          322,240       291,906

Stockholders' equity:
  Common stock, par value $0.001 per share
    (Issued 9,711,684; July 31, 2001 - 9,704,184)           9,712         9,704
  Series A preferred stock, par value $0.001 per
    share Issued - 4,500,000)                               4,500         4,500
  Series B preferred stock, par value $0.001 per
    share (Issued - 666,667; July 31, 2001 - nil)             667             -
  Additional paid in capital                            1,914,151     1,783,469
  Deficit                                             (1,249,728)    (1,130,504)
  Accumulative other comprehensive income (loss):
    Cumulative exchange adjustment                          (753)         1,267
-------------------------------------------------------------------------------
                                                         678,549        668,436
-------------------------------------------------------------------------------
                                                     $ 1,000,789      $ 960,342
-------------------------------------------------------------------------------

See accompanying notes to interim consolidated financial statements.

MARKETU INC.
Interim Consolidated Statements of Operations
(Expressed in U.S. Dollars)
(Unaudited)

                                                    Three months   Three months
                                                   ended October  ended October
                                                        31, 2001       31, 2000

Revenue:
  Referral fees                                        $ 164,877       $ 66,183
  Membership dues                                         40,702         82,416
  Miscellaneous revenue                                    7,982            507
                                                  --------------   ------------
                                                         213,561        149,106

Direct costs:
  Commission                                                   -         23,035
  Courier                                                    333            409
  Credit card                                              2,219          1,982
  Telephone                                                7,240          6,841
  Wages and benefits                                      83,084         43,456
  Web site maintenance and development                    28,983         20,187
                                                   -------------  -------------
                                                         121,859         95,910

Gross margin                                              91,702         53,196

General and administrative expenses:
  Advertising and promotion                                2,402            232
  Amortization - capital costs                             7,292          2,207
               - goodwill (note 2(d))                          -         83,007
  Automobile                                                   -            866
  Bank charges and interest                                1,188          2,047
  Computer services                                        1,983          1,730
  Insurance and licensing                                  1,727          1,322
  Investor relations and marketing                         6,190          2,208
  Office lease                                             6,751          4,185
  Office supplies                                          3,771          1,011
  Professional fees                                       31,234         36,022
  Maintenance and utilities                                1,750            988
  Management fees                                         49,507         23,638
  Stock transfer and filings                               1,834            972
  Telephone                                                1,256            728
  Travel                                                   8,935          6,849
  Wages and benefits                                      51,773         53,597
                                                    ------------   ------------
                                                         177,593        221,609


See accompanying notes to interim consolidated financial statements.

MARKETU INC.
Interim Consolidated Statements of Operations
(Expressed in U.S. Dollars)
(Unaudited)


-------------------------------------------------------------------------------

Net loss for the period                              $ (85,891)    $ (168,413)
------------------------------------------------------------------------------

Net loss per common share, basic and diluted           $ (0.01)    $    (0.02)


Weighted average common shares, basic and
diluted                                              14,292,119     9,673,735
------------------------------------------------------------------------------




See accompanying notes to interim consolidated financial statements.

MARKETU INC.
Interim Consolidated Statements of Stockholders' Equity and Comprehensive Loss (Expressed in U.S. Dollars)
Three months ended October 31, 2001
(Unaudited)

                                                          Series (A) and (B) (1)
                                  Common Stock              Preferred Stock                   Accumulated
                                  ------------               ---------------                     Other
                                                                                  Additional Comprehensive
                                                                                   Paid in      Income     Accumulated
                                                                                   Capital      (loss)       Deficit         Total
                                Number of                 Number of
                                Shares       Amount       Shares         Amount
-----------------------------------------------------------------------------------------------------------------------------------
Balance, July 31, 2001         9,704,184   $ 9,704      4,500,000 (A)   $ 4,500   $ 1,783,469   $ 1,267   $(1,130,504)   $ 668,436

Common stock issued as
  compensation on October 15,
  2001 at fair market value
  of $0.165 per share              7,500         8              -             -         1,230         -             -        1,238

Series B Preferred stock
issued for cash on October 19,
2001, at $0.15 per share, net of
  issuance costs of $3,214.
  (Note 3)                             -         -        666,667 (B)       667        96,119         -             -       96,786

Deemed dividends on preferred
  stock (Note 3(a))                    -         -              -             -        33,333         -       (33,333)           -

Comprehensive loss:
  Translation adjustment               -         -              -             -             -    (2,020)            -       (2,020)
  Loss for the period                  -         -              -             -             -         -       (85,891)     (85,891)
                                                                                                --------      --------    --------
                                                                                                 (2,020)      (85,891)     (87,911)
----------------------------------------------------------------------------------------------------------------------------------
Balance, October 31, 2001      9,711,684   $ 9,712      5,166,667       $ 5,167    $1,914,151    $ (753)  $(1,249,728)   $ 678,549
-----------------------------------------------------------------------------------------------------------------------------------

(1)  Preferred stock consists of:
         Series A - 4,500,000 issued - $4,500; and
         Series B - 666,667 issued - $667.


See accompanying notes to interim consolidated financial statements

MARKETU INC.
Interim Consolidated Statements of Cash Flows
(Expressed in U.S. Dollars)
(Unaudited)
                                                    Three months   Three months
                                                        ended         ended
                                                     October 31,   October 31,
                                                        2001           2000

Cash flows from operating activities:
   Loss for the period                                $ (85,891)    $ (168,413)
   Items not involving cash:
   Amortization                                           7,292         85,214
   Amortization of web site development costs            18,930         12,970
   Stock based compensation                               1,238         17,750
   Changes in operating asset and liabilities:
   Accounts receivable                                      109         (5,426)
   Prepaid expenses                                      (3,702)            24
   Accounts payable and accrued liabilities                (132)       (37,296)
   Unearned revenue                                      16,301        (19,617)
   Security deposits                                        607         (7,426)
-----------------------------------------------------------------------------

   Net cash used in operating activities               (45,248)       (122,220)

Cash flows from investing activities:
   Acquisition of fixed assets                         (26,010)        (14,637)
   Web site development                                (41,242)        (20,086)

   Net cash used in investing activities               (67,252)        (34,723)

Cash flows from financing activities:
   Net proceeds from issuances of and
     subscriptions for common stock                          -         386,305
   Net proceeds from issuances of and
     subscriptions for preferred stock                  96,786               -
   Advances from related parties                        14,183               -
   Advances to related parties                         (15,716)              -
   Repayment of advances to related party                    -          (4,117)
   Advances to shareholders                                  -          (5,572)
   Repayment of promissory notes                             -         (24,887)
------------------------------------------------------------------------------

See accompanying notes to interim consolidated financial statements

MARKETU INC.
Interim Consolidated Statements of Cash Flows
(Expressed in U.S. Dollars)
(Unaudited)

   Net cash provided by financing activities             95,253        351,729
-------------------------------------------------------------------------------

Decrease in cash                                        (17,247)       194,786

Cash, beginning of period                                21,463          3,034
-------------------------------------------------------------------------------

Cash, end of period                                     $ 4,216      $ 197,820
-------------------------------------------------------------------------------

Supplementary cash flow information:
   Interest paid                                       $    843     $    1,463
   Taxes paid                                          $      -     $        -
   Non-cash activities:
     Deemed dividends on preferred stock               $ 33,333     $        -
-------------------------------------------------------------------------------























See accompanying notes to interim consolidated financial statements.

MARKETU INC.
Notes to Interim Consolidated Financial Statements
(Expressed in U.S. Dollars)
Three months ended October 31, 2001
(Unaudited)


1. General operations:

MarketU Inc. (the "Company" or "MarketU") was incorporated under the laws of the State of Nevada on June 4, 1997. On April 28, 2000, MarketU acquired two Canadian corporations Most Referred Real Estate Agents Inc. and Home Finders Realty Ltd in a transaction that was accounted for as a purchase of the companies. Prior to the purchase, MarketU was in the development stage as it was devoting substantially all of its efforts to the identification and development of new business opportunities. On July 31, 2001 the acquired companies merged into Most Referred Real Estate Agents Inc. ("Most Referred(TM)"; formerly "Home Finders Realty").

Following the purchase transaction described above, MarketU's primary business activity is providing a service that allows real estate professionals and the general public to find customer service oriented realtors in North American cities through MarketU's web sites MOSTREFERRED.COM(TM) and related web sites.

These interim consolidated financial statements have been prepared on a going concern basis in accordance with United States generally accepted accounting principals. The going concern basis of presentation assumes MarketU will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, as discussed below, currently exist which raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MarketU's future operations are dependent upon MarketU's ability to secure additional financing. MarketU continues to experience negative cash flows from operations and MarketU does not have sufficient working capital to sustain operations until October 31, 2002. To date, operations have primarily been financed through the issuance of common and preferred stock. There can be no assurance that MarketU will be able to secure additional financing or be able to secure such financings on reasonable terms.


MarketU anticipates funding its working capital requirements with future revenues and through proceeds of future private placements. MarketU will need to raise additional capital prior to its fiscal year-end to maintain a positive cash balance. One private placement agreement was signed on September 25, 2001 for a total commitment in fiscal 2002 of $1,500,000 (See Note 3). In relation to this private placement, $100,000 was received during the first quarter ended October 31, 2001. Additional private placements are contemplated, but not assured, before the end of the fiscal year. If MarketU is unable to raise required financings MarketU will be required to curtail operations.

MARKETU INC.
Notes to Interim Consolidated Financial Statements (continued)
Expressed in U.S. Dollars)
Three months ended October 31, 2001
(Unaudited)

2. Significant accounting policies:

The interim consolidated financial statements of MarketU have been prepared in accordance with generally accepted accounting principles in the United States.

(a) Consolidation:

The interim consolidated financial statements include the accounts of MarketU and its subsidiaries: Most Referred Real Estate Agents Inc., 604587 British Columbia Ltd. and AMRR.com, Inc.

All significant inter-company balances and transactions have been eliminated in the interim consolidated financial statements.

(b) Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

(c) Basis of presentation:

The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-QSB and Item 310 (b) of Regulation S-B, and, therefore, do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows, and stockholders' equity in conformity with generally accepted accounting principles. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. Readers of these financial statements should read the annual audited financial statements of MarketU filed on Form 10-KSB in conjunction herewith. Operating results for the three months ended October 31, 2001 are not necessarily indicative of the results that can be expected for the year ending July 31, 2002.

MARKETU INC.
Notes to Interim Consolidated Financial Statements (continued)
(Expressed in U.S. Dollars)
Three months ended October 31, 2001
(Unaudited)

2.     Significant accounting policies (continued):

(d)   Goodwill and intangible assets:

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Standards ("SFAS") Nos. 141 and 142, "Business Combinations" and "Goodwill and Other Intangible Assets", respectively. SFAS No. 141 requires business combinations to be accounted for using the purchase method and replaces Accounting Principles Board guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS No. 142 requires companies to test goodwill for impairment annually in lieu of amortization at a reporting unit level. Goodwill is impaired if the reporting unit's fair value is less than its carrying amount, and if impaired, MarketU would recognize an impairment loss by writing down the goodwill to its implied fair value. SFAS No. 142 is effective in fiscal years beginning after December 15, 2001. Companies with fiscal years beginning after March 15, 2001, may early adopt SFAS No. 142 provided they have not yet issued their first quarter financial statements.

MarketU early adopted SFAS No. 142 effective with its 2002 fiscal year beginning August 1, 2001. Accordingly, in fiscal 2002, no amortization of goodwill will be provided. An impairment loss, if any, will be reflected at such time that MarketU believes goodwill has become impaired. The impact of this change in accounting principles has reduced general and administrative expenses and net loss by $84,897 for the three months ended October 31, 2001. Net loss per common share, basic and diluted was reduced by $0.01 as a result of this change in policy.

(e)   Net loss per share:

Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Loss available to common shareholders is increased by dividends on preferred stock earned in the period. Common shares issuable for little or no cash consideration upon the exchange of preferred shares are included in basic net loss per share. Diluted loss per share is computed using the weighted average number of common stock and potentially dilutive common stock outstanding during the period. As MarketU has a net loss in the periods presented, basic and diluted net loss per share are the same.

MARKETU INC.
Notes to Interim Consolidated Financial Statements (continued)
(Expressed in U.S. Dollars)
Three months ended October 31, 2001
(Unaudited)

3. Capital stock:

(a)   Authorized:

50,000,000    Common shares, par value of $0.001 per share
10,000,000    Preferred shares,  par value of $0.001 per  share,designated  as follows:
 4,500,000    Series A preferred shares, par value of $0.001 per share
 3,500,000    Series B preferred shares, par value of $0.001 per share
 2,000,000    Unissued and undesignated

During the three months ended October 31, 2001, MarketU created the Series B preferred shares and allocated 3,500,000 of the preferred shares to Series B.

Each Series B Preferred Share is entitled to one vote and may at any time be converted into one common share of MarketU without additional payment. Any Series B Preferred Shares that have not been converted on the date which is one year from the date of issuance will automatically be converted into shares of MarketU's common stock. In the event of liquidation, dissolution or winding up of MarketU, the holders of the Series B Preferred Shares will be entitled to receive the amount paid for each share before any amounts are paid or any assets of MarketU are distributed to the holders of common shares or the Series A Preferred Shares.

The Series B preferred shares were issued for cash consideration at a price that was less than the market price of MarketU's common shares at the date of agreement for issuance. The difference of $33,333 represents a beneficial conversion feature on the Series B preferred shares issued in the quarter ended October 31, 2001. The discount resulting from the allocation of the proceeds to the beneficial conversion feature is recognized as a dividend of $33,333 from the date of issuance to the earliest conversion date using the effective interest method.

(b) As of October 31, 2001, MarketU has outstanding stock options for the purchase of common shares as follows:

MARKETU INC.
Notes to Interim Consolidated Financial Statements (continued)
(Expressed in U.S. Dollars)
Three months ended October 31, 2001
(Unaudited)

3.   Capital stock (continued):

-------------------------------------------------------------
 Number of shares          Exercise Price       Expiry Date
--------------------------------------------------------------

     524,000                   $0.43          August 1, 2003

      715,000                  $0.25            June 1, 2003
    ---------
     1,239,000

No options were granted, exercised or expired during the three months ended October 31, 2001.

 (c) The following table sets forth information concerning warrants granted:

------------------------------------------------------------------------
                                   Number of       Weighted Average
       Date Granted            Warrants Granted     Exercise Price
-------------------------------------------------------------------------

Balance, July 31, 2001              2,291,893             $0.29

Impact of warrants re-
    pricing in period                       -             $0.03

Issuances:
    October 19, 2001                  333,334             $0.25

MARKETU INC.
Notes to Interim Consolidated Financial Statements (continued)
(Expressed in U.S. Dollars)
Three months ended October 31, 2001
(Unaudited)

3.   Capital stock (continued):

--------------------------------------------------------------------
Balance, October 31, 2001           2,625,227             $0.32
--------------------------------------------------------------------

During the quarter ended October 31, 2001 the exercise price on 1,566,893 warrants increased from $0.25 per share to $0.30 per share pursuant to the original terms of the warrants issued.

As of October 31, 2001 MarketU had outstanding warrants for the purchase of common shares as follows:

---------------------------------------------------------
          Number      Exercise
        of shares      Price             Expiry Date
----------------------------------------------------------

          200,000       $0.75       December 22, 2001
        1,566,893       $0.30        October 19, 2002
          150,000       $0.25            May 29, 2003
          375,000       $0.25           July 13, 2003
          333,334       $0.25        October 19, 2002
        ---------
        2,625,227

During the three-month period ended October 31, 2001 the following share transactions occurred: (a) On September 25, 2001, an investor agreed to acquire a minimum of 3,416,667 units of MarketU for an aggregate purchase price of $1,500,000. Each unit consists of one Series B Preferred Share and one-half of a warrant. The warrants expire one year from the date of issuance.

MARKETU INC.
Notes to Interim Consolidated Financial Statements (continued)
(Expressed in U.S. Dollars)
Three months ended October 31, 2001
(Unaudited)

3.   Capital stock: (continued)

The private placement has three closings. As part of the first closing the investor paid MarketU $100,000 in consideration for 666,667 Series B Preferred Shares and 333,334 warrants. An additional 1,000,000 Series B Preferred shares and 500,000 warrants will be issued when MarketU receives an additional $150,000. Each warrant entitles the holder to acquire one common share of MarketU for $0.25 per share.

At the second closing, scheduled for November 30, 2001, the investor has agreed to pay MarketU $500,000 for 1,000,000 Series B Preferred Shares and 500,000 warrants. Each warrant to be issued at the second closing will entitle the holder to acquire one common share of MarketU for $0.60 per share.

At the third closing, scheduled for February 28, 2002, the investor has agreed to pay MarketU $750,000 for a number of units calculated by dividing $750,000 by the lesser of $1.00 or the 30-day closing average of MarketU shares on the OTC Bulletin Board. Each whole warrant to be issued at the third closing will entitle the holder to acquire one share of MarketU at a price of $1.25 per share.

In connection with this transaction, the investor granted 612559 B.C. Ltd., a corporation controlled by two directors and one officer of MarketU, an option to acquire 50% of all Series B preferred shares acquired by the investor in the private placement, or any shares of common stock issued upon the conversion of the Series B preferred shares, for $1,680,000. The option expires six months after the third closing of the private placement. (b) On October 15, 2001 MarketU issued 7,500 common shares pursuant to MarketU's Stock Bonus Plan for services rendered.

4.   Due from related parties:

                                                 October 31,     July 31,
                                                     2001          2001
------------------------------------------------------------------------

612559 B.C. Ltd.                                   $ 28,601     $ 12,885
William Coughlin                                     84,214       86,282
                                                  ---------    ---------
                                                  $ 112,815     $ 99,137

MARKETU INC.
Notes to Interim Consolidated Financial Statements (continued)
(Expressed in U.S. Dollars)
Three months ended October 31, 2001
(Unaudited)

4.   Due from related parties: (continued)

The amount due from 612559 B.C. Ltd. ("612559") includes interest at 7.5%, has no specified terms of repayment and is unsecured. 612559 is a registered shareholder in MarketU. Two directors and one officer of MarketU are also directors and officers of 612559.

The amount due from Bill Coughlin is without interest, has no specified terms of repayment and is unsecured. Mr. Coughlin is a shareholder and also a director of MarketU.

The amount due from Mr. Coughlin arose due to Most Referred(TM) funding certain expenditures pertaining to Mr. Coughlin prior to the purchase of Most Referred(TM) and payment of certain personal expenses in 2001. Pursuant to a verbal agreement between MarketU and Mr. Coughlin, the amount due is to be repaid from proceeds received by Mr. Coughlin from sales of MarketU's common shares on the open market. At October 31, 2001 Mr. Coughlin held common shares having a market value in excess of the amount due. 5. Goodwill:

------------------------------------------------------------------------

                                                  October 31,    July 31,
                                                     2001          2001

------------------------------------------------------------------------

Cost
  Goodwill                                        $ 996,085    $ 996,085
  Intangible assets                                  37,823       37,823
                                                -----------  -----------
                                                  1,033,908    1,033,908

Accumulated amortization
  Goodwill                                        (415,035)    (415,035)
  Intangible assets                                 (2,521)      (2,521)
                                                -----------  -----------
                                                  (417,556)    (417,556)

Net book value                                    $ 616,352    $ 616,352
------------------------------------------------------------------------

MARKETU INC.
Notes to Interim Consolidated Financial Statements (continued)
(Expressed in U.S. Dollars)
Three months ended October 31, 2001
(Unaudited)

6. Fixed assets:

------------------------------------------------------------------------
                                                   October 31,    July 31,
                                                      2001         2001
------------------------------------------------------------------------

Cost:
  Computer hardware                                $ 85,263     $ 67,841
  Computer software                                  19,917       17,843
  Leasehold improvements                             19,365       20,185
  Office equipment                                   38,957       34,260
                                                 ----------   ----------
                                                    163,502      140,129

Accumulated amortization:
  Computer hardware                                (24,091)     (21,599)
  Computer software                                (16,299)     (15,795)
  Leasehold improvements                            (7,600)      (8,074)
  Office equipment                                 (11,020)      (8,887)
                                                 ----------  -----------
                                                   (59,010)     (54,355)
------------------------------------------------------------------------

Net book value                                    $ 104,492     $ 85,774

------------------------------------------------------------------------

MARKETU INC.
Notes to Interim Consolidated Financial Statements (continued)
(Expressed in U.S. Dollars)
Three months ended October 31, 2001
(Unaudited)

7.  Payable to related parties:

--------------------------------------------------------------------------------
                                                       October 31,    July 31,
                                                          2001          2001
------------------------------------------------------------------------------

MGA Connectors Ltd. ("MGA"), without interest or
specified terms of repayment, unsecured                $ 30,682     $ 16,499


An officer of MarketU is also an officer of MGA.

No dealer salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must no be relied upon as having been authorized by MarketU. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus in any state or other jurisdiction to any person to whom it is unlawful to make any offer or solicitation.

                                TABLE OF CONTENTS

Prospectus Summary...........................................................3
Risk Factors................................................................ 4
Management's Discussion And Analysis Of Financial Condition And Results Of
Operations.................................................................. 7
Market For Common Stock.................................................... 13
Business................................................................... 18
Management................................................................. 18
Principal Shareholders..................................................... 29
Selling Shareholders....................................................... 33
Description Of Securities.................................................. 38
Legal Proceedings.......................................................... 40
Experts.................................................................... 40
Indemnification............................................................ 41
Additional Information..................................................... 42
Financial Statements.......................................................




                           --------------------------

                                  Common Stock

                                  MARKETU INC.

                           --------------------------
                                   PROSPECTUS
                           --------------------------

                                     PART II


ITEM 24.  Indemnification Of Directors And Officers

Pursuant to the Nevada Revised Statutes a Nevada corporation has the power to indemnify its directors, officers, employees and agents. Pursuant to Article 7 of MarketU's Articles of Incorporation, the personal liability of MarketU's directors and officers is limited to the fullest extent permitted by Nevada law.


item 25.  Other Expenses Of Issuance And Distribution

The following sets forth the estimated expenses in connection with this offering as described in this Registration Statement:

      SEC Registration Fee                         $85
      Printing Fees                                100
      Legal Fees and Expenses                   10,000
      Accounting Fees and Expenses               3,000
      Blue Sky Fees                                400
      Miscellaneous                                415
                                               -------
      Total                                    $14,000
                                               =======

All of the above expenses will be paid by MarketU.


item 26.  Recent Sales Of Unregistered Securities

MarketU has sold the following securities which were not registered under the Securities Act of 1933.


-------------------------------------------------------------------------------
                                    Number of                         Note
   Date            Name             Securities     Consideration    Reference
--------------------------------------------------------------------------------
June 1997       One person          2,500,000        Services            A
                                                     rendered
-------------------------------------------------------------------------------
Year ended      64 persons          2,052,200       cash, services       B
July. 31,                           shares of       rendered and
1998                                common stock    other property,
                                                    totaling $86,680
------------------------------------------------------------------------------
Dec. 1999   Sierra Group, Inc.    200,000 shares    $50,000 in cash      A
                                  of common stock
                                  warrants to
                                  acquire 200,000
                                  shares of
                                  common stock
-------------------------------------------------------------------------------
Feb. 2000  Pegasus Investments   50,000 shares    $25,000 in cash         A
           Limited               of common stock
                                   warrants to
                                 acquire 50,000
                                    shares of
                                  common stock
-------------------------------------------------------------------------------
Mar. 2000  Shamrock Asset        120,500 shares    $75,000 in cash        A
           Management Corp.      of common stock
                                 warrants to
                                 acquire 120,500
                                 shares of
                                 common stock
-------------------------------------------------------------------------------
Mar. 2000  Popcorn Holdings,     66,667 shares    $50,000 in cash         A
           Inc.                  of common stock
                                   warrants to
                                 acquire 66,667
                                    shares of
                                  common stock

-------------------------------------------------------------------------------
Apr. 2000  William Coughlin &    4,500,000         outstanding             A
           Carole Coughlin       shares of         shares of two
                                 Series A          subsidiary
                                 Preferred stock   companies
------------------------------------------------------------------------------
May 2000   Cascade Pacific       65,000 shares    $48,750 in cash         A
           Investments S.A.      of common stock
                                   warrants to
                                 acquire 130,000
                                    shares of
                                  common stock
-------------------------------------------------------------------------------
Aug. 2000  Scott Munro & James   71,000 shares       Services             A
            Sanford              of common stock     rendered
-------------------------------------------------------------------------------
Oct. 2000  612559 B.C. Ltd.      1,133,787           $170,068             C
                                 shares of
                                 common stock
                                 warrants to
                                 acquire 566,893
                                 shares of
                                 common stock
-------------------------------------------------------------------------------
Oct. 2000  Khachik Toomian       2,000,000           $300,000             C
                                 shares of
                                 common stock -
                                 warrants to
                                 acquire
                                 1,000,000
                                 shares of
                                 common stock

-----------------------------------------------------------------------------
Nov. 2000  Rupinder Nanuwa       4,000 shares of     Services             A
                                 common stock        rendered
------------------------------------------------------------------------------
Feb. 2001  Christine Strecko     1,000 shares of     Services             A
                                 common stock        rendered
-----------------------------------------------------------------------------
February   34 persons            446,530 shares      86.89% of            D
2001                             of common stock     outstanding
common                                               shares of
stock                                                AMRR.com, Inc.
-------------------------------------------------------------------------------
May 2001   KJS Ventures Ltd.     375,000 shares      $75,000              A
                                 of common stock
-------------------------------------------------------------------------------
May 2001   7 persons             93,500 shares       Services             A
                                 of common stock     rendered
-----------------------------------------------------------------------------
May 2001   KJS Ventures Ltd.     375,000 shares      $75,000              A
                                 of common stock
                                 warrants to
                                 acquire up to
                                 375,000 shares
                                 of common stock
-------------------------------------------------------------------------------
May 2001   George Shahnazarian   150,000 shares      $30,000              A
                                 of common stock
                                 warrants to
                                 acquire up to
                                 150,000 shares
                                 of common stock
-------------------------------------------------------------------------------
October    Dr. Farshad           666,667 Series      $100,000             A
2001       Mofthakhar            B Preferred shares
                                 - warrants to
                                 purchase 333,334
                                 shares of common stock
--------------------------------------------------------------------------------

A. The sale of these shares was an exempt transaction under Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering. The securities sold were acquired for investment purposes only and without a view to distribution. At the time the shares were purchased, the purchasers were fully informed and advised about matters concerning MarketU, including its business, financial affairs and other matters. The purchasers acquired the securities for their own account. The certificates evidencing the shares cannot be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares sold are "restricted" shares as defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission. No underwriters were involved with the sale of these shares and no commissions or other forms of remuneration were paid to any person in connection with such sale.

B. The sales of these shares were exempt from registration pursuant to Rule 504 of the Securities and Exchange Commission. At the time of these sales MarketU was not subject to the reporting requirements of the Securities Exchange Act of 1934 and the total amount received by MarketU from the sale of these shares was less than $1,000,000. No underwriters were involved with the sale of these securities and no commissions or other forms of remuneration were paid to any person in connection with these sales.


C. The sale of these shares was an exempt pursuant to Rule 506 of the Securities and Exchange Commission. The shares sold were acquired for investment purposes only and without a view to distribution. At the time the shares were purchased, the purchasers were fully informed and advised about matters concerning MarketU, including its business, financial affairs and other matters. The purchasers acquired the securities for their own account. The certificates evidencing the shares cannot be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares sold are "restricted" shares as defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission. No underwriters were involved with the sale of these shares and no commissions or other forms of remuneration were paid to any person in connection with such sale.

D. In February 2001 MarketU acquired 86.9% of the issued and outstanding shares of AMRR.com, Inc. in exchange for 446,530 shares of MarketU's common stock. Of the former AMRR.com shareholders, eight are residents of the United States and twenty-five are Canadian residents. The sale of the shares to the U.S. and Canadian residents was an exempt transaction under Section 4(2) of the Securities Act of 1933. See Note A above.


ITEM 27.  Exhibits

Index to Exhibits

Exhibit
 No.        Description of Exhibit                            Page No.

2           Share Exchange Agreement between Company and
             shareholders of Home Finders Realty                (1)

3.1        Articles of Incorporation and By-Laws                (2)

3.2        Amendment to Articles of Incorporation               (2)

4.1        Certificate of Designation setting forth rights
           and preferences of Series A Preferred Stock          (1)

4.2        Certificate of Designation setting forth rights
           and preferences of Series B Preferred Stock          (5)

4.3        Certificate of Designation setting forth rights
           and preferences of Series C Preferred Stock          ___

5          Opinion of counsel                                    *

10.1       Agreement relating to the acquisition of
           AMRR.com, Inc.                                       (4)

10.2       September 2001 Subscription Agreement between Company
           and Dr. Farshad Mofthakhar                           (6)

10.3       January 2002 Securities Purchase Agreement between
           Company and Dr. Farshad Mofthakhar                   ___

10.4       Option Agreement between Dr. Mofthakhar
           and 612559 B.C., Ltd.                                ___

10.5       Option Agreement between
           Company and Ikon Management Group Inc.               ___

10.6       Employment Agreement between Company
           and Kenneth Galpin                                   ___

16         Letter regarding change in certifying accountant     (3)

21         Subsidiaries                                         (4)

23.1       Consent of Attorneys                                  *

23.2       Consent of Accountants                               ___

24         Power of Attorney                             Included as part of
                                                         the signature page

* Previously filed as an exhibit to this Registration Statement.

(1) Incorporated by reference to same exhibit filed with MarketU's 8-K Report dated April 28, 2000
(2)  Incorporated   by  reference  to  same  exhibit   filed  with   Company's
     registration statement on Form 10-SB
(3) Incorporated by reference to the same exhibit filed with MarketU's 8-K report dated October 18, 2000.
(4) Incorporated by reference to the same exhibit filed with MarketU's registration statement on Form SB-2 (Commission File # 333-52940).
(5) Incorporated by reference to Exhibit 4.2 filed with Company's Annual Report on Form 10-KSB for year ended July 31, 2001 (Commission File # 0-29067).
(6) Incorporated by reference to Exhibit 4.3 filed with Company's Annual Report on Form 10-KSB for year ended July 31, 2001 (Commission File # 0-29067).

ITEM 28.  Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

      (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

      (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

      (iii) include any additional or changed material information on the plan of distribution.


(2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedence, submitted to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint Kenneth Galpin, their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Maple Ridge, British Columbia, Canada on February 19, 2002.

                                    MARKETU INC.

                                    By:  /s/ Kenneth Galpin
                                        --------------------------------------
                                         Kenneth Galpin, President


                                    By : /s/ Scott Munro
                                         --------------------------------------
                                        Scott Munro, Treasurer, Principal
                                        Accounting Officer and Principal
                                        Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated


By:   /s/ Kenneth Galpin                              February 19, 2002
      ------------------------------
      Kenneth Galpin, Director


By:   /s/ Glenn Davies                                February 18, 2002
      ------------------------------
      Glenn Davies, Director


By:   /s/ Ken Landis                                  February 18, 2002
      ------------------------------
      Ken Landis, Director


By:   /s/ David Woodcock                              February 18, 2002
      ------------------------------
      David Woodcock, Director






MarketU SB-2 Post Effective Amend 1-02

                                  MARKETU, INC.
                                    FORM SB-2
                         POST-EFFECTIVE AMENDMENT NO. 1


                                    EXHIBITS





MarketU SB-2 Post Effective Amend 1-02